As filed with the Securities and Exchange Commission on December 10, 2003

Registration No. 333-

333-

333-

333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAWAIIAN ELECTRIC COMPANY, INC.

(Exact name of registrant as specified in its charter of incorporation or organization)

Hawaii	99-0040500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 Richards Street, Honolulu, Hawaii 96813 (808) 543-7771

(Address, including zip code, and telephone number, including area code, of principal executive offices)

MAUI ELECTRIC COMPANY, LIMITED

(Exact name of each registrant as specified In its charter or certificate of trust)

Hawaii	99-0047800
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

210 West Kamehameha Avenue, Kahului, Hawaii 96732 (808) 871-8461

(Address, including zip code, and telephone number, including area code, of principal executive offices)

HAWAII ELECTRIC LIGHT COMPANY, INC.

(Exact name of each registrant as specified in its charter or certificate of trust)

Hawaii	99-0041070
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1200 Kilauea Avenue, Hilo, Hawaii 96720 (808) 935-1171

(Address, including zip code, and telephone number, including area code, of principal executive offices)

HECO CAPITAL TRUST III

(Exact name of registrant as specified in its charter or certificate of trust)

Delaware	20-0423831
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o The Bank of New York, 101 Barclay Street, 8W, New York, New York 10286

Attention: Corporate Trust Trustee Administration, (212) 815-5084

(Address, including zip code, and telephone number, including area code, of principal executive offices)

RICHARD A. VON GNECHTEN

Financial Vice President

Hawaiian Electric Company, Inc.

900 Richards Street, Honolulu, Hawaii 96813 (808) 543-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

DAVID J. REBER, ESQ.	JEFFREY J. DELANEY, ESQ.
Goodsill Anderson Quinn & Stifel LLP	Pillsbury Winthrop LLP
1099 Alakea Street, Honolulu, HI 96813	One Battery Park Plaza, New York, NY 10004
(808) 547-5600	(212) 858-1000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

(Calculation of Registration Fee on following page)

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Cumulative Quarterly Income Preferred Securities of HECO Capital Trust III (“QUIPS”)	(3)	(3)	(3)

HECO, MECO and HELCO Junior Subordinated Deferrable Interest Debentures (“QUIDS”)	(3)(4)	(3)(4)	(3)(4)

HECO Guarantee with respect to the QUIPS	(5)	(5)	(5)

HECO Guarantees of MECO and HELCO QUIDS	(5)	(5)	(5)

Total	$100,000,000(3)	100%	$100,000,000(3)	$8,090

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Exclusive of accrued distributions and interest (if any).
(3)	In no event will the aggregate initial public offering price of the securities issued under this Registration Statement exceed $100,000,000, exclusive of accrued distributions and interest (if any). Junior Subordinated Deferrable Interest Debentures (the “QUIDS”) will be issued and sold by Hawaiian Electric Company, Inc. (“HECO”), Maui Electric Company, Limited (“MECO”) and Hawaii Electric Light Company, Inc. (“HELCO”) to HECO Capital Trust III (the “Trust”) in an aggregate principal amount equal to the aggregate stated liquidation preference of the QUIPS and Common Securities to be issued and sold by the Trust. HECO QUIDS (including HECO QUIDS subsequently issued to the Trust under certain circumstances in exchange for MECO and HELCO QUIDS) may later be distributed for no additional consideration to the holders of the QUIPS upon a dissolution of the Trust and the distribution of its assets.
(4)	The QUIDS will be purchased by the Trust with the proceeds of the sale of the QUIPS, together with the proceeds received from HECO in respect of the Common Securities to be issued by the Trust to HECO. No separate consideration will be received for such QUIDS.
(5)	No separate consideration will be received for the HECO Guarantees.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated December 10, 2003.

4,000,000 Preferred Securities

HECO Capital Trust III

% Cumulative Quarterly Income Preferred Securities,

Series 2004 (QUIPSSM)*

(Liquidation Preference $25 per QUIPS)

Fully and unconditionally guaranteed, as set forth herein, by

Hawaiian Electric Company, Inc.

The QUIPS offered by this prospectus are preferred undivided beneficial ownership interests in the assets of HECO Capital Trust III, a statutory trust created under the laws of the State of Delaware (the “Trust”). Hawaiian Electric Company, Inc. (“HECO”), a Hawaii corporation, will own all of the common undivided beneficial interests in the assets of the Trust (the “Common Securities”).

A brief description of the QUIPS can be found under “Prospectus Summary—The Offering” in this prospectus.

The Trust will sell the QUIPS to the underwriters and the Common Securities to HECO. The Trust will immediately use the proceeds of these sales to purchase Junior Subordinated Deferrable Interest Debentures, Series 2004 (the “QUIDSsm”)* from HECO and its subsidiaries, Maui Electric Company, Limited (“MECO”) and Hawaii Electric Light Company, Inc. (“HELCO”). The QUIDS held by the Trust will have terms that are equivalent to the terms of the QUIPS. The QUIDS, together with the expense agreement and the subordinated guarantees of HECO described in this prospectus, will be the sole assets of the Trust. Payments under the QUIDS, HECO’s guarantees and the expense agreement will be the sole sources of funds for the Trust.

An application will be filed to list the QUIPS on the New York Stock Exchange, subject to official notice of issuance. HECO expects trading of the QUIPS on the New York Stock Exchange to begin within 30 days after they are first issued.

See “ Risk Factors” beginning on page 7 to read about factors you should consider before buying the QUIPS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per QUIPS		Total
Initial public offering price(1)	$		$
Underwriting commissions		(2)		(2)
Proceeds to the Trust	$		$

(1)	Plus accumulated distributions, if any, from the date of original issuance, which is expected to be , 2004.

(2)	HECO, MECO and HELCO will pay the underwriting commission of $ per QUIPS (or $ in the aggregate).

The underwriters expect to deliver the QUIPS through the facilities of The Depository Trust Company against payment in New York, New York on January     , 2004.

*QUIPS and QUIDS are servicemarks of Goldman, Sachs & Co.

Goldman, Sachs & Co.	U.S. Bancorp Piper Jaffray

Prospectus dated January     , 2004.

PROSPECTUS SUMMARY

The following information should be read together with the information contained in other parts of this prospectus. It may not contain all the information that is important to you. In this prospectus, unless the context otherwise requires, we refer to Hawaiian Electric Company, Inc. (“HECO”) and to its electric utility subsidiaries, Maui Electric Company, Limited (“MECO”) and Hawaii Electric Light Company, Inc. (“HELCO”), collectively, as the “Companies” or “we” or “us.” You should carefully read this entire prospectus to understand fully the terms of the cumulative quarterly income preferred securities, which we refer to as the “QUIPS,” and the junior subordinated deferrable interest debentures of the Companies, which we refer to as the “QUIDS,” and to the related guarantees provided by HECO, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the QUIPS. You should pay special attention to the “Risk Factors” section of this prospectus to determine whether an investment in the QUIPS is appropriate for you. You should also read the information that is “incorporated by reference” from documents filed by HECO with the Securities and Exchange Commission (the “SEC”). This prospectus may add to, update or change information in incorporated documents. If the information in this prospectus is inconsistent with the information in such incorporated documents, the information in this prospectus will apply and supersede that information in the incorporated documents, unless the incorporated documents are filed with the SEC after the date of this prospectus, in which case the information in the incorporated document will apply.

The Companies

HECO, MECO and HELCO, each a Hawaii corporation, are regulated operating electric public utilities engaged in the production, purchase, transmission, distribution and sale of electricity on the islands of Oahu; Maui, Lanai and Molokai; and Hawaii, respectively. These five islands had a combined population on December 31, 2002 estimated at 1,185,000, or 95 percent of the State’s population, and the Companies provide the only electric public utility service on the islands they serve. The utilities are regulated by the Hawaii Public Utilities Commission (the “PUC”). On                  , 200  , the PUC approved the issuances of the QUIPS and QUIDS. The further approval of the PUC will be required if the Substituted HECO QUIDS (as defined in this prospectus) are to be issued in the future.

The address of HECO’s principal executive offices is 900 Richards Street, Honolulu, Hawaii 96813 and its telephone number is (808) 543-7771.

HECO Capital Trust III

HECO Capital Trust III (which we refer to as “HECO Capital Trust III” or the “Trust’) is a statutory trust recently formed under Delaware law by five trustees and HECO. HECO Capital Trust III has been formed solely for the purposes of:

•	issuing and selling the QUIPS to the public and issuing and selling all of the common undivided beneficial interests in the assets of the Trust (the “Common Securities”) to HECO;

•	using the proceeds from the sale of the QUIPS and the Common Securities to acquire QUIDS from the Companies;

•	paying distributions on the QUIPS from interest payments on the QUIDS; and

•	engaging in only those other activities necessary, convenient or incidental to these purposes, which would include, for example, registering the transfer of the QUIPS.

Because HECO Capital Trust III is being established only for the purposes listed above, the QUIDS, the expense agreement (under which the Companies agree to provide funds to the Trust to pay amounts the Trust owes to persons other than holders of QUIPS) (the “Expense Agreement”) and the related HECO guarantees will be HECO Capital Trust III’s sole assets. Payments on the QUIDS will be HECO Capital Trust III’s sole source of income. HECO Capital Trust III will issue only one series of QUIPS.

The Offering

Title	HECO Capital Trust III % Cumulative Quarterly Income Preferred Securities, Series 2004 (Liquidation Preference $25 per QUIPS).

Securities Offered	4,000,000 QUIPS, in denominations of $25 each, with an aggregate liquidation preference of $100,000,000. Each QUIPS will represent a preferred undivided beneficial ownership interest in the assets of HECO Capital Trust III. Each QUIPS will entitle its holder to receive quarterly cash distributions as described below.

HECO Capital Trust III

The issuer of the QUIPS is HECO Capital Trust III, a Delaware statutory trust, created for the sole purpose of issuing the QUIPS and the Common Securities and engaging in the other transactions described in this prospectus.

HECO Capital Trust III has five trustees. There are three administrative trustees, each of whom is an officer of HECO. The Bank of New York and The Bank of New York (Delaware) will act as the property trustee and the Delaware trustee of HECO Capital Trust III, respectively.

The QUIPS will be sold to the public and HECO will purchase and retain the Common Securities. HECO Capital Trust III will hold the QUIDS that it purchases from the Companies with the proceeds from the issuance of the QUIPS and the Common Securities. The Companies will pay interest on the QUIDS at the same rate and at the same times as HECO Capital Trust III makes payments on the QUIPS and the Common Securities. HECO Capital Trust III will use the payments it receives on the QUIDS to make the corresponding payments on the QUIPS and the Common Securities.

HECO Guarantees	HECO will enter into a trust guarantee (the “Trust Guarantee”) under which it will guarantee, on a subordinated basis, payments made on the QUIPS to the extent described in this prospectus. HECO will also enter into subsidiary guarantees (the “Subsidiary Guarantees”) under which it will fully and unconditionally guarantee, on a subordinated basis, the obligations of MECO and HELCO under their QUIDS and under the Expense Agreement. See “Description of Trust Guarantee” and “Description of Subsidiary Guarantees and Expense Agreement.”

Distributions	Holders of QUIPS will be entitled to receive quarterly cumulative cash distributions at an annual rate of % of the stated liquidation preference of $25 per QUIPS (the “Distributions”). Interest on the QUIDS will also accrue at an annual rate of %, and as a result Distributions on the QUIPS will accumulate, from the original date of issuance, and will be due to be paid quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2004, unless they are deferred as described below.

Distribution Deferral

So long as there is no Debenture Event of Default (as defined in this prospectus) under its respective Indenture, each of the Companies may defer the quarterly interest payments on its QUIDS for up to 20 consecutive quarterly periods (each, an “Extension Period”). In other words, each of the Companies may declare at its discretion up to a five-year interest payment moratorium on its QUIDS and may choose to do that on more than one occasion. A deferral of interest payments cannot extend, however, beyond the Stated Maturity (as defined in this prospectus) of the QUIDS, nor can any of the Companies begin a new Extension Period until it has paid all accrued interest on the QUIDS from the previous Extension Period.

If any of the Companies defers interest payments on its QUIDS, HECO Capital Trust III will also defer Distributions on the QUIPS in an equal amount. Unless all three of the Companies defer the payment of interest on their QUIDS for the same Extension Period, holders will receive partial Distributions in the corresponding amounts not deferred. Any deferred interest on the QUIDS will accrue additional interest at an annual rate of             %, and, as a result, any deferred Distributions will accumulate additional amounts at an annual rate of             %, compounded quarterly from the relevant payment date. Once a Company has made all deferred interest payments on its QUIDS, with accrued interest, it can again defer interest payments on its QUIDS as described above, but not beyond the Stated Maturity of the QUIDS.

During any Extension Period, each of the deferring Companies (and, if such deferring Company is MECO or HELCO, HECO) will be subject to restrictions on specified activities. See “Description of QUIPS—Distributions” and “Description of QUIDS—Option to Extend Interest Payment Period.”

Tax Consequences of Distribution Deferral

If any of the Companies defers payments of interest on its QUIDS, that Company’s QUIDS will be treated at that time as being retired and reissued with original issue discount for United States federal income tax purposes. This means that holders of the QUIPS will be required to include accrued interest income in respect of the deferred interest even though they will not be receiving cash Distributions on their QUIPS in respect of the deferred interest. These amounts will be included in the holders’ gross income for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences” for a more complete description.

None of the Companies has a current intention of exercising its right to defer payments of interest on its QUIDS.

Redemption

The QUIDS are scheduled to mature on January , 2034. HECO Capital Trust III will redeem all of the outstanding QUIPS when the QUIDS are repaid at maturity.

In addition, if any of the Companies redeem any QUIDS before their Stated Maturity, HECO Capital Trust III will use the cash it receives on the redemption of the QUIDS to redeem, on a proportionate basis, the QUIPS and the Common Securities. Each of the Companies can redeem the QUIDS before their Stated Maturity at 100% of their principal amount plus accrued and unpaid interest in whole or in part on one or more occasions any time on or after January , 2009, or in whole at any time following the occurrence of certain events (“Special Events”) relating to taxation or the Investment Company Act of 1940. These circumstances are more fully described below under “Description of QUIPS—Redemption or Exchange.”

Liquidation Amount	If the QUIPS are redeemed by HECO Capital Trust III, holders will be entitled to receive the stated liquidation preference of $25 per QUIPS plus any accumulated and unpaid Distributions thereon to the date of redemption (the “QUIPS Redemption Price”), subject to the rights of any creditors of HECO Capital Trust III.

Dissolution of HECO Capital Trust III and Distribution of Distributable HECO QUIDS

If HECO elects to dissolve HECO Capital Trust III, which could occur at any time, in HECO’s sole discretion, upon 30 days’ prior written notice to the holders of the QUIPS, or if HECO Capital Trust III dissolves because of certain specified events, such as bankruptcy, dissolution or liquidation of HECO, HECO Capital Trust III, subject to obtaining the approval of the PUC and to the rights of any creditors of HECO Capital Trust III, will distribute the Distributable HECO QUIDS (as defined below) to holders of the QUIPS and the Common Securities on a proportionate basis. The “Distributable HECO QUIDS” will consist of the HECO QUIDS sold to the Trust as part of this offering together with additional HECO QUIDS, which are referred to in this prospectus as “Substituted HECO QUIDS,” which are QUIDS that would be issued to HECO Capital Trust III by HECO, provided that PUC approval was first obtained, in exchange for MECO QUIDS and HELCO QUIDS in like principal amounts. If the Distributable HECO QUIDS are distributed, HECO will use commercially reasonable efforts to list the Distributable HECO QUIDS on the New York Stock Exchange or any other exchange on which the QUIPS are then listed.

Tax Consequences of HECO Election To Dissolve HECO Capital Trust III

Under current United States federal income tax law, although the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to holders of the QUIPS for United States federal income tax purposes, the exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would likely be treated as such a taxable exchange. As a result of such taxable exchange, each holder would recognize gain or loss as described under “Certain United States Federal Income Tax Consequences—Distribution of QUIDS to Holders of QUIPS.” In addition, the distribution of the

Distributable HECO QUIDS could be a taxable exchange to holders of the QUIPS if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution or if there is a change in law or legal interpretation, or upon the occurrence of certain other circumstances. See “Certain United States Federal Income Tax Consequences—Distribution of QUIDS to Holders of QUIPS.”

Shortening or Extension of Stated Maturity Date of QUIDS

The QUIDS currently mature on January     , 2034. If certain conditions are met, however, this maturity date may be shortened to a date not earlier than January     , 2009 or extended to a date not later than January     , 2053 (such maturity date, as it may be shortened or extended, the “Stated Maturity”). See “Description of QUIDS—General.”

The Trust Guarantee

HECO will fully and unconditionally guarantee, on a subordinated basis, the payment of all amounts due on the QUIPS to the extent HECO Capital Trust III has funds available for payment of such distributions.

The Trust Guarantee does not cover payments when HECO Capital Trust III does not have sufficient funds to make payments on the QUIPS. Accordingly, if the Companies do not make a payment on the QUIDS, HECO Capital Trust III will not have sufficient funds to make payments on the QUIPS, and the Trust Guarantee will not obligate HECO to make those payments on HECO Capital Trust III’s behalf. See “Description of Trust Guarantee.”

The Subsidiary Guarantees	HECO will fully and unconditionally guarantee, on a subordinated basis, all payments in respect of the MECO QUIDS and the HELCO QUIDS, but not interest payments deferred by MECO or HELCO during a valid Extension Period. See “Description of Subsidiary Guarantees and Expense Agreement—The Subsidiary Guarantees.”

The Expense Agreement	The Companies will enter into an Expense Agreement with HECO Capital Trust III that obligates the Companies to pay their proportionate shares of most of the expenses and obligations of HECO Capital Trust III, other than HECO Capital Trust III’s obligations to make payments on the QUIPS, which are covered only by the Trust Guarantee. HECO will fully and unconditionally guarantee, on a subordinated basis, the obligations of each of MECO and HELCO under the Expense Agreement. See “Description of Subsidiary Guarantees and Expense Agreement—The Expense Agreement.”

Subordination	The obligations of HECO under the HECO QUIDS and the Trust Guarantee will be subordinate and junior to HECO’s existing and future Senior Indebtedness (as defined under “Description of QUIDS—Subordination”) and the obligations of HECO under the Subsidiary Guarantees will be subordinate to all other existing and future liabilities of HECO. These obligations will effectively be subordinated to all existing and future liabilities of HECO’s subsidiaries, including MECO and HELCO. The obligations of MECO and HELCO under the MECO QUIDS and the HELCO QUIDS, respectively, will be subordinate and junior to their respective existing and future Senior Indebtedness.

Use of Proceeds	The Trust will invest all of the proceeds from the sale of the QUIPS and the Common Securities in the QUIDS. The Companies will use the proceeds of the QUIDS, together with any necessary additional funds to be provided by the Companies, to redeem the junior subordinated deferrable interest debentures that they issued to HECO Capital Trust I and HECO Capital Trust II in 1997 and 1998, respectively, and those trusts will in turn redeem their respective outstanding trust preferred and common securities. Pending such use, the Companies may temporarily invest the proceeds of the QUIDS as described under “Use of Proceeds.”

Listing of the QUIPS	An application will be filed to list the QUIPS on the New York Stock Exchange, subject to official notice of issuance. HECO expects trading of the QUIPS on the New York Stock Exchange to begin within 30 days after they are first issued. However, the listing of the QUIPS will not necessarily ensure that an active trading market will be available for the QUIPS or that beneficial owners will be able to sell the QUIPS at the price they originally paid for them.

Form of the QUIPS	The QUIPS will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company, New York, New York, or its nominee. This means that purchasers will not receive a certificate for their QUIPS and the QUIPS will not be registered in their name. See “Description of QUIPS—Book-Entry Issuance.”

RISK FACTORS

An investment in the QUIPS involves a number of risks, some of which relate to the Companies and others of which relate to the QUIPS and the QUIDS. You should carefully consider the following information, together with the other information in this prospectus and in the documents that are incorporated by reference in this prospectus, about risks concerning the Companies, the QUIPS and the QUIDS before buying any QUIPS.

Risks Relating to the Companies

Actions of the PUC are largely outside the control of the Companies and could result in rate reductions or unanticipated delay or expense in connection with the construction of new projects.

The rates that we are allowed to charge for our services are one of the most important items influencing our financial condition, results of operations and liquidity. The PUC has broad discretion over the rates that the electric utilities charge their customers. After not initiating a rate case since the rate case filed in December 1993 using a 1995 test year, HECO has committed to the PUC that it will commence a rate case using a 2005 test year. Any adverse decision by the PUC concerning the level or method of determining electric utility rates, the returns on equity or on rate base the PUC finds to be reasonable, the potential consequences of exceeding such returns or other matters, or any prolonged delay in rendering a decision in a rate or other proceeding, could have a material adverse effect on HECO’s consolidated financial condition, results of operations and liquidity.

Many public utility projects require PUC approval and various permits (e.g., environmental and land use permits) from other governmental agencies. Difficulties in obtaining, or the inability to obtain, the necessary approvals or permits, any adverse decision or policy made or adopted, or any prolonged delay in rendering a decision by an agency, can result in significantly increased project costs or even cancellation of projects. If a project does not proceed, or if the PUC disallows cost recovery for the project, the project costs may need to be written off in amounts that could result in significant reductions in HECO’s consolidated net income. Two major capital improvement projects have encountered substantial opposition. The Keahole power plant project, which has been seriously delayed, involves plans of HELCO to install combustion turbines and a heat steam recovery generator, then to convert the units to a dual-train combined cycle unit at its Keahole plant on the island of Hawaii. The East Oahu Transmission Project involves HECO’s plans to expand its current transmission system on the island of Oahu to enhance reliability.

As of September 30, 2003, HELCO’s costs incurred in its efforts to put the combustion turbines into service and to support existing units (excluding certain costs the PUC has previously permitted to be transferred to plant-in-service for pre-air permit facilities) amounted to approximately $84 million. Substantial additional capital costs, currently estimated to be approximately $15 million, are expected to be incurred to complete installation of the two combustion turbines, including the costs necessary to satisfy the requirements relating to those turbines of a recent settlement agreement which, if all conditions to its implementation are satisfied, will allow the combustion turbines to be installed. The settlement agreement also requires HELCO to pay legal fees and other costs of $3.1 million, which were expensed in November 2003, and to incur additional capital costs relating to noise mitigation, visual mitigation and pollution control on other existing units and on the heat steam recovery generator when it is installed. The costs of the heat steam recovery generator, if all necessary permits are obtained and it is installed, will also be higher than originally planned by reason of the change in schedule in its installation.

HECO’s accumulated costs related to the transmission line project amounted to approximately $19 million as of September 30, 2003, and, if its recently revised plans for the project are approved by the PUC, the capital costs of the two phases of the proposed project, including costs incurred to date, are estimated to be between approximately $55 million and $60 million.

The Companies are subject to risks associated with the Hawaii economy, volatile U.S. capital markets and changes in the interest rate environment that could result in declines in electric utility kilowatthour sales and restrictions on our ability to borrow money.

Because our core business is providing electric public utility services in Hawaii, our operating results are significantly influenced by Hawaii’s economy, which in turn is influenced by economic conditions in the mainland U.S. (particularly California) and Asia (particularly Japan) as a result of the impact of those conditions on tourism, which comprises a significant portion of Hawaii’s economy. A decline in the Hawaii economy, or the U.S. or Asian economies, could lead to a decline in our kilowatthour sales and an increase in uncollected billings and have other adverse effects on our business.

Changes in the U.S. capital markets can also have significant effects on the Companies. For example, our pension income or expense is affected by the market performance of the assets in the master pension trust maintained for our pension plans, and by the discount rate we use to determine the service and interest cost components of our net periodic pension cost (returns).

We are exposed to interest rate risk primarily due to our periodic borrowing requirements. Interest rates are sensitive to many factors, including general economic conditions and the policies of government and regulatory authorities. We cannot predict future changes in interest rates, nor be certain that interest rate risk management strategies we have implemented will be successful in managing interest rate risk.

After the September 11, 2001 terrorist attacks on the U.S., the war in Iraq, the ongoing war on terrorism by the U.S. and the bankruptcies or reported financial difficulties of several major U.S. companies, conditions in the financial markets have become increasingly volatile and uncertain, even for financially healthy companies. These events and related future events could constrain the availability of capital to the Companies, which are capital intensive. If our ability to access capital becomes significantly constrained, our interest costs could increase substantially and, under extreme circumstances, we could be forced to defer our interest payments on the QUIDS or default on our debt obligations, including the QUIDS and the Subsidiary Guarantees which would result in the Trust lacking funds for making payments on the QUIPS.

If Standard & Poor’s or Moody’s Investors Service were to downgrade HECO’s long-term debt ratings, its ability to borrow could be constrained and its future borrowing costs would likely increase with resulting reductions in HECO’s consolidated net income in future periods. Further, if HECO’s ratings were downgraded, HECO might not be able to sell commercial paper under current market conditions and might be required to draw on more expensive bank lines of credit or to defer capital or other expenditures.

The Companies could be required to recognize a substantial additional minimum liability for pension and other postretirement benefits.

Due to the sharp decline in U.S. equity markets from the third quarter of 2000 to the first quarter of 2003, the market value of assets held in trust to satisfy our retirement benefit plan obligations has decreased significantly. For 2002, 2001 and 2000, the realized and unrealized net losses on our retirement benefit plan assets were $106 million, $91 million and $30 million, respectively. For the first ten months of 2003, our retirement benefit plan assets generated a total return slightly above 18% and above the 9% return assumption, resulting in realized and unrealized net gains of approximately $106 million.

Depending on the investment experience for the full year of 2003 and the status of interest rates, the Companies, like many sponsors of defined benefit pension plans, could be required to recognize an additional minimum liability as prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions” at December 31, 2003. The liability would largely be recorded as a reduction to stockholder’s equity through a non-cash charge to accumulated other comprehensive income (“AOCI”), and would not affect net income for 2003. The additional minimum liability would also result in the removal of the prepaid pension asset ($70 million as of December 31, 2002) from our consolidated balance sheet.

The recognition of additional minimum liability is triggered when a plan’s accumulated benefit obligation (“ABO”) exceeds plan assets, in which case the charge to AOCI is calculated as the sum of the unfunded ABO and the prepaid pension asset. However, when a plan’s assets exceed the ABO, the additional minimum liability calculations would not apply, and the Company would continue to report the prepaid pension asset (with the usual annual adjustments). Currently, plan assets and ABO are very close in magnitude. Consequently, small changes in assets and/or the discount rate used to measure ABO could trigger an additional minimum liability which, in turn, could significantly affect the Company’s balance sheet.

The amount of additional minimum liability and charge to AOCI, if any, to be recorded at December 31, 2003 could be material and will depend upon a number of factors, including the year- end discount rate assumption, asset returns experienced in 2003, any changes to actuarial assumptions or plan provisions, and contributions made by the Companies to the plans during 2003. Although not required, the Companies expect to make cash contributions to the retirement benefit plans of at least $20 million in 2003, of which $15 million has been contributed as of October 31, 2003. In addition, retirement benefits expense and cash funding requirements could increase in future years depending on the performance of the U.S. equity markets and trends in interest rates. Retirement benefit expenses based on net periodic pension and other postretirement benefit costs that are related to utility operations have been an allowable expense for rate-making, and higher retirement benefit expenses, along with other factors, may affect the need to request an electric rate increase.

Based on the market value of the retirement benefit plans’ assets as of October 31, 2003 of $711 million and the 1983 Group Annuity Mortality Table and assuming no further asset appreciation or depreciation through the remainder of 2003, the expected long-term return on plan assets of 9% in future years, a range of 5.75% to 6.75% for the discount rate, and no further changes in assumptions or retirement benefit provisions, consolidated HECO’s AOCI balance (net of tax benefits) related to the minimum pension liability at December 31, 2003 and retirement benefits expense (net of tax benefits) for 2004 are projected to be as follows:

	Discount Rate
	5.75%	6.75%
	($ in millions)
AOCI balance (net of tax benefits)	$(73)	$--
Retirement benefits expense (net of tax benefits)	10	5

The Companies benchmark their discount rate assumption to the Moody’s 20-year AA Corporate Bond Composite Index. Based on the forward curve as of October 31, 2003, the discount rate at December 31, 2003 is expected to be between 6.0% and 6.5%. Assuming a 6.0% or a 6.5% discount rate, the estimated consolidated HECO AOCI balance (net of tax benefits) at December 31, 2003 would be $(61) million or $(0.2) million, respectively. Because the AOCI is triggered for each plan when the plan’s ABO exceeds plan assets, the AOCI for interim discount rates is not a straight-line interpolation between the AOCI balances at 6.0% and 6.5%.

The Companies’ consolidated retirement benefits expenses (net of tax benefits) are estimated to be $8 million for 2003 compared to consolidated retirement benefits income (net of taxes) of $6 million for 2002.

If the Companies are required to record substantially greater charges to AOCI in the future than the charges that might be required under the assumptions described above, consolidated HECO’s financial ratios may deteriorate, which could result in security ratings downgrades and difficulty (or greater expense) in obtaining future financing. In addition, there may be possible financial covenant violations (although there are no advances currently outstanding under any credit facility subject to financial covenants) as certain of HECO’s bank lines of credit require that it maintain a minimum ratio of consolidated common equity to consolidated capitalization of 35% and a consolidated net worth (defined as consolidated common stock equity), exclusive of intangible assets, of at least $825 million.

The Companies are subject to the risks associated with the geographic concentration of our business that could result in service interruptions.

Our business is concentrated on the individual islands we serve in the State of Hawaii. Our operations are more vulnerable to service interruptions than are many U.S. mainland utilities because none of our systems are interconnected. Service interruptions, including in particular extended interruptions that could result from a natural disaster or terrorist activity, could adversely impact the kilowatthour sales of some or all of the Companies.

Increasing competition and technological advances could cause the Companies to lose customers or render our operations obsolete.

The generation sector of the electric utility industry is becoming increasingly competitive in Hawaii. Independent power producers, including alternate energy providers, and customer self-generation, with or without cogeneration, continue to be competitive factors. In addition, new technological developments, such as the commercial development of fuel cells or distributed generation, may render our operations less competitive or obsolete.

In connection with its closing in October 2003 of a competition docket that it had initiated in 1996, the PUC opened new investigative dockets on distributed generation (“DG”) and competitive bidding. The PUC intends in the DG docket to determine the potential benefits and impact of DG, including combined heat and power (“CHP”) systems, on Hawaii’s electric distribution systems and markets and to develop policies and a framework for DG projects in Hawaii. The PUC intends in the docket to address issues caused by DG projects relating to interconnection matters, ownership and operation of projects (including by electric utilities), rate design and effects on the integrated resource planning process. The docket will also address issues raised by an informal complaint filed in July 2003 by three vendors of CHP services that relate to a limited number of proposals we have made, which are subject to PUC approval, to install and operate CHP systems for customers. The competitive bidding docket is intended to evaluate competitive bidding as a mechanism for acquiring or building new electric generating capacity.

We are unable to predict the ultimate outcome of these investigations (including with respect to the July 2003 complaint) or of attempts that might be made by other parties to seek legislative or regulatory action on their competition proposals.

The Companies could suffer losses that are uninsured due to a lack of insurance coverage or limitations on the insurance coverage we do have.

In the ordinary course of business, we purchase insurance coverages (e.g., property and liability coverages) to protect against loss of or damage to our properties and against claims made by third-parties and employees for property damage or personal injuries. However, the protection provided by such insurance is limited in significant respects and, in some instances, there is no coverage. Certain of the insurance has substantial deductibles or has limits on the maximum amounts that may be recovered. For example, our overhead and underground transmission and distribution systems (with the exception of substation buildings and contents) have an estimated replacement cost of approximately $2 billion and are not insured against loss or damage because the amount of transmission and distribution system insurance available is limited and the premiums are cost prohibitive. Similarly, we have no business interruption insurance as the premiums for such insurance would be cost prohibitive, particularly since our systems are not interconnected to other systems. If a hurricane or other uninsured catastrophic natural disaster should occur, and the PUC does not allow the affected electric utility to recover from ratepayers restoration costs and revenues lost from business interruption, the lost revenues and repair expenses could result in a significant decrease in HECO’s consolidated net income or in significant net losses for the affected periods. Events like the September 11, 2001 terrorist attacks have resulted generally in a decreased availability of insurance and higher deductibles, higher premiums and more restrictive policy terms.

Increased federal and state environmental regulation will require an increasing commitment of resources and funds and could result in construction delays or penalties and fines for non-compliance.

We are subject to federal and state environmental laws and regulations relating to air quality, water quality, waste management, natural resources and health and safety, which regulate the operation of existing facilities, the construction and operation of new facilities and the proper cleanup and disposal of hazardous waste and toxic substances. Compliance with these legal requirements requires the Companies to commit significant resources and funds toward environmental monitoring, installation of pollution control equipment and payment of emission fees. These laws and regulations, among other things, require that we obtain certain environmental permits in order to construct or operate certain facilities, and obtaining such permits can entail significant expense and cause substantial construction delays. Also, these laws and regulations may be amended from time to time, including amendments that increase the burden and expense of compliance. For example, emission and/or discharge limits may be tightened, more extensive permitting requirements may be imposed and additional substances may become regulated.

If we fail to comply with environmental laws and regulations, even if caused by factors beyond our control, that failure may result in civil or criminal penalties and fines. For example, HECO is a named party in an ongoing environmental investigation to determine the nature and extent of actual or potential release of hazardous substances, oil, pollutants or contaminants at or near Honolulu Harbor. In 2001, HECO expensed $1.1 million as management’s preliminary estimate of costs for continuing investigative work, remedial activities and monitoring at the Iwilei unit of the site involved in this investigation (but not including its Honolulu Power Plant and other sites) through December 2004, but this cost estimate may be subject to significant change and additional material investigative and remedial costs, including work at other sites, may be incurred. As another example, on September 5, 2003, MECO received a notice alleging violations of the Hawaii Department of Health’s air pollution control rules relating to opacity for two generating units at MECO’s Maalaea power plant between February 1999 and June 2000, seeking immediate corrective action and assessing a penalty, which is not tax deductible, of approximately $1.6 million. MECO has requested a hearing in this matter.

The Companies could be subject to the risk of uninsured losses in excess of our accruals for litigation matters.

The Companies are involved in routine litigation in the ordinary course of their business, most of which is covered by insurance (subject to policy limits and deductibles). However, other litigation may arise that is not routine or involves claims that may not be covered by insurance. For example, HECO is a defendant in a suit, brought as a purported qui tam and class action, which claims that the State of Hawaii and HECO’s other customers have been overcharged for electricity as a result of allegedly excessive prices charged under a power purchase agreement between defendants HECO and AES

Hawaii, Inc. The complaint asserts that HECO’s payments to AES Hawaii, Inc. for power have been “excessive” by over $1 billion since September 1992, and that approval of the power purchase agreement by the PUC in 1989 was wrongfully obtained through alleged misrepresentations or material omissions by the defendants of the estimated future costs under the power purchase agreement compared to the costs that would have been incurred if HECO-owned units had been constructed instead. Although a final judgment dismissing this complaint with prejudice was entered in HECO’s favor on September 17, 2003, one of the plaintiffs has filed a notice of appeal.

Because of the uncertainties associated with litigation, there is a risk that litigation against the Companies, even if vigorously defended, could result in costs of defense and judgment or settlement amounts not covered by insurance and in excess of accruals established in the Companies’ financial statements.

Changes in accounting principles and estimates could affect the reported amounts of the Companies’ assets and liabilities or revenues and expenses.

The Companies’ financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. Changes in these principles from time to time could materially affect HECO’s consolidated results of operations. Further, in preparing HECO’s consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change include the amounts reported for regulatory assets, pension and other postretirement benefit obligations, current and deferred taxes, contingencies and litigation.

Our financial statements reflect assets and costs based on cost-based rate-making regulations. Continued accounting in this manner requires that certain criteria relating to the recoverability of such costs through rates be met. If events or circumstances should change so that the criteria are no longer satisfied, our regulatory assets (amounting to $105.6 million as of September 30, 2003) may need to be charged to expense.

Electric utility operations are significantly influenced by weather conditions.

The Companies’ results of operations can be affected by changes in the weather. Weather conditions directly influence the demand for electricity. In addition, severe weather can be destructive, causing outages, property damage and requiring us to incur additional expenses.

Our utility operations depend heavily on third party suppliers of fuel oil and purchased power.

We rely on fuel oil suppliers and shippers and independent power producers to deliver fuel oil and power, respectively, in accordance with contractual agreements. Approximately 78% of the net energy generated or purchased by HECO and its subsidiaries for the first nine months of 2003 was generated from the burning of oil, and purchases of power by the Companies provided about 39% of their total net energy generated and purchased for the same period. Failure or delay by oil suppliers and shippers to provide fuel pursuant to existing contracts, or failure by a major independent power producer to deliver the firm capacity anticipated in its power purchase agreement, could disrupt our ability to deliver electricity and require us to incur additional expenses to meet the needs of our customers. In addition, as these contractual agreements end, we may not be able to purchase fuel and power on terms equivalent to the current contractual agreements.

Electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

Operation of electric generating facilities involves certain risks which can adversely affect energy output and efficiency levels. Included among these risks are increased prices for fuel and fuel transportation as existing contracts expire (particularly if the PUC were to no longer permit the electric utilities to pass such price increases through to customers through their energy cost adjustment clauses), facility shutdowns or power interruptions due to insufficient reserve margins or a breakdown or failure of equipment or processes or interruptions in fuel supply, inability to negotiate satisfactory collective bargaining agreements when existing agreements expire or other labor disputes, inability to comply with regulatory or permit requirements, disruptions in delivery of electricity, operator error and catastrophic events such as fires, explosions, floods or other similar occurrences affecting our electric generating facilities.

The Companies may be adversely affected by new legislation.

Congress and the Hawaii Legislature periodically consider legislation that could have positive or negative effects on the Companies and our customers. For example, earlier drafts of the congressional energy bill included measures that could have increased the domestic supply of oil and support for energy conservation programs and mandated the use of renewables by utilities. The 2001 Hawaii Legislature passed a law establishing “renewable portfolio standard” goals for the Companies, on a consolidated basis, of 7% by December 31, 2003, 8% by December 31, 2005 and 9% by December 31, 2010. It will be difficult for the Companies to increase their renewables percentage to these levels, and we cannot predict the consequences of failure to do so. The 2003 Hawaii Legislature considered measures that would undertake a comprehensive audit of the state’s electric utility regulatory policies, energy policies and support for reducing Hawaii’s dependence on imported petroleum for electrical generation, and a measure to remove a cap on the amount of net energy metering we would be required to make available to eligible customers. We cannot predict the likelihood that these or other measures will be enacted into law in the future or their potential effect on us.

Risks Relating to the QUIPS and the QUIDS

Because the Trust will rely on the payments it receives on the QUIDS to fund all payments on the QUIPS, and because the Trust may distribute Distributable HECO QUIDS in exchange for the QUIPS, you are making an investment decision with regard to the Distributable HECO QUIDS as well as the QUIPS. You should carefully review the information in this prospectus about both of these securities.

Obligations under the Trust Guarantee, the QUIDS and the Subsidiary Guarantees will be deeply subordinated.

The obligations of each Company under its QUIDS and under the Expense Agreement, and of HECO under the Trust Guarantee, are unsecured and rank junior in right of payment to all Senior Indebtedness of such Company. The obligations of HECO under the Subsidiary Guarantees are also unsecured and rank junior in right of payment to all other existing and future liabilities of HECO and rank equally with any guarantee by HECO of any securities similar to the MECO QUIDS and HELCO QUIDS issued by any subsidiary of HECO. This means, among other things, that each Company cannot make any payments of principal (including redemption payments) or interest on its QUIDS, or in the case of HECO on its guarantees, if that Company defaults on its Senior Indebtedness. In the event of the bankruptcy, liquidation or dissolution of any Company, that Company’s assets would be available to pay obligations under that Company’s QUIDS only after all payments had been made on that Company’s Senior Indebtedness. At September 30, 2003, the principal portion of the Senior

Indebtedness of HECO (exclusive of contingent amounts under HECO’s guarantees of the obligations of its subsidiaries), MECO and HELCO was approximately $434.2 million, $143.7 million and $120.9 million, respectively (or $698.8 million in the aggregate).

HECO receives interest and dividends from MECO and HELCO. Accordingly, the HECO QUIDS and the HECO guarantees will be effectively subordinated to all existing and future liabilities of HECO’s subsidiaries (which, to the extent such existing liabilities constitute the principal portion of Senior Indebtedness of such subsidiaries, was equal to approximately $264.6 million in the aggregate at September 30, 2003). Holders of QUIDS should thus look only to the assets of HECO for payments on the HECO QUIDS and HECO’s guarantees.

The Indentures (as defined in this prospectus) for the QUIDS, the Trust Agreement (as defined in this prospectus) and the HECO guarantees do not limit the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by any of the Companies. Also, the provisions of the Trust Agreement, the Indentures and the HECO guarantees do not afford holders of the QUIPS or the QUIDS protection in the event of a highly leveraged or other transaction involving the Companies, or in the event of a change in control, that may adversely affect holders of the QUIPS or the QUIDS. See “Description of QUIDS—Subordination,” “Description of Trust Guarantee—Status of the Trust Guarantee” and “Description of Subsidiary Guarantees and Expense Agreement.”

The Companies may incur substantial Senior Indebtedness to fund their capital and other expenditures and holders of the QUIPS are subject to the risks associated with such debt.

The Companies anticipate that they will continue to make substantial capital expenditures in the future. They also may make acquisitions, some of which may be significant, and the funding for which may be generated, in whole or in part, from the incurrence of indebtedness. The incurrence of indebtedness to fund capital expenditures or acquisitions, which in each case could be senior to the QUIPS and the QUIDS, could result in a downgrading of HECO’s credit rating and have an adverse effect upon the market value of the QUIPS and the QUIDS.

If the Companies do not make payments on the QUIDS, the Trust will not be able to pay Distributions and other payments on the QUIPS and the Trust Guarantee will not apply.

The Trust’s ability to make timely Distribution and redemption payments on the QUIPS is completely dependent upon each Company making timely payments on its QUIDS. If any Company defaults on its QUIDS (or HECO defaults on its obligations under the Subsidiary Guarantees), the Trust will lack funds for making payments on the QUIPS. If this happens, holders of QUIPS will not be able to rely on the Trust Guarantee for payment of such amounts because the Trust Guarantee only guarantees that HECO will make Distribution and redemption payments on the QUIPS if the Trust has the funds to do so itself but does not. Instead, you or the Property Trustee (as defined in this prospectus) will have to bring a legal action against the Companies to enforce the Property Trustee’s rights under the Indentures relating to the QUIDS, including under the Subsidiary Guarantees.

Distribution payments on the QUIPS could be deferred for substantial periods, but holders would continue to recognize income for tax purposes.

As long as no event of default is continuing with respect to its QUIDS, each of the Companies has the right under the Indenture for its QUIDS to begin an Extension Period, during which it will defer interest payments on its QUIDS and the Trust will defer payments of Distributions on the QUIPS in a corresponding amount. Each Extension Period may last for up to 20 consecutive quarters (but not beyond the Stated Maturity) for those QUIDS. There is no particular limit on the number of Extension Periods that a Company may begin if no event of default is continuing with respect to its QUIDS.

Unless all three of the Companies defer the payment of interest on their QUIDS for the same Extension Period, holders will receive partial Distributions in the amounts not deferred. See “Description of QUIPS—Distributions” and “Description of QUIDS—Option to Extend Interest Payment Period.”

If an Extension Period occurs, each holder of QUIPS (even if it uses the cash method of accounting) will be required to accrue income (in the form of original issue discount (“OID”) for United States federal income tax purposes) in respect of its proportionate share of the deferred interest on the QUIDS of the deferring Company. As a result, you would be required to include such income in gross income for United States federal income tax purposes before you actually receive any cash attributable to that income. In addition, you would not receive the cash related to such income from the Trust if you sold the QUIPS prior to the record date for any Distribution Date (as defined in this prospectus) on which such deferred Distribution is paid, even if you held the QUIPS on the date that the payments were normally made. However, accrued OID would be added to your adjusted tax basis in your QUIPS but may not be reflected in the amount you realized on the sale. To the extent the amount realized was less than your adjusted tax basis, you would recognize a capital loss for United States federal income tax purposes. The deductibility of capital losses is subject to limitations. See “Certain United States Federal Income Tax Consequences—Stated Interest and Original Issue Discount” and “—Sales or Redemption of QUIPS.”

The QUIPS may be redeemed prior to maturity, including if certain Special Events occur.

The QUIDS may be redeemed in whole or in part on one or more occasions on or after January     , 2009. In addition, upon the occurrence and continuation of either a Tax Event or an Investment Company Event, the Companies, at the direction of HECO, have the right to redeem the QUIDS in whole (but not in part) within 90 days following the occurrence of such event. If the QUIDS are redeemed, the QUIPS must be redeemed. Thus, it is possible that the QUIPS could also be redeemed before January     , 2009. “Tax Event” refers to certain changes in the current tax treatment of the interest on the QUIDS or the QUIPS trust structure and “Investment Company Event” refers to changes in regulation of investment companies from which the QUIPS trust structure is currently exempt. Each of these terms is described below under “Description of QUIPS” and some of the possible tax consequences to you are described below under “Certain United States Federal Income Tax Consequences.”

The redemption price for the QUIDS would be 100% of the principal amount being redeemed plus accrued and unpaid interest thereon to the redemption date. Under current United States federal income tax law, a redemption of the QUIPS would constitute a taxable event to the holders. In addition, based on interest rates and market conditions at the time of redemption, holders may not be able to reinvest the money that they receive in a redemption at a rate that is equal to or higher than the rate of return on the QUIPS.

HECO could cause the Trust to distribute the Distributable HECO QUIDS to the holders of the QUIPS at any time, with adverse tax consequences.

HECO has the right, at any time, in its sole discretion, upon 30 days’ prior written notice to the holders of the QUIPS, but subject to obtaining prior approval from the PUC, to direct the Property Trustee to dissolve the Trust. If such action is taken, HECO would issue the Substituted HECO QUIDS to the Trust in exchange for the MECO QUIDS and the HELCO QUIDS and then cause HECO QUIDS and the Substituted HECO QUIDS (which we refer to together in this prospectus as the “Distributable HECO QUIDS”) to be distributed to the holders of QUIPS in liquidation of their interests in the Trust. For purposes of current United States federal income tax law, and assuming (as expected) that the Trust will not be classified as an association taxable as a corporation, the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to holders of the QUIPS. However, the exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would likely be treated as a taxable exchange to holders of the QUIPS if the exchange were deemed to constitute a change of “obligor” within the meaning of United States federal income tax law with respect to the QUIDS so exchanged. As a result of this taxable exchange, you would recognize gain or loss as described under “Certain United States Federal Income Tax Consequences—Distribution of QUIDS to Holders of QUIPS.” In addition, the distribution of the Distributable HECO QUIDS could be taxable to holders of QUIPS if the Trust were characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution, if a Tax Event occurred and the Trust became taxable on income received or accrued on the QUIDS, or upon the occurrence of certain other circumstances. See “Certain United States Federal Income Tax Consequences—Distribution of QUIDS to Holders of QUIPS.”

HECO may shorten or extend the Stated Maturity of the QUIDS.

If certain conditions are met, HECO will have the right to either shorten or extend the Stated Maturity of all the QUIDS—and therefore change the mandatory redemption date for the QUIPS—to as early as January     , 2009, or as late as January     , 2052. Consequently, the QUIPS may be repaid after you have held them only five years or you may have to wait nineteen years beyond the initial Stated Maturity before you are entitled to have your QUIPS repaid.

General market conditions, deferral and extension rights and the tax treatment of the QUIPS could adversely affect market prices for the QUIPS.

There can be no assurance about the market prices for QUIPS or for the Distributable HECO QUIDS that may be distributed in exchange for QUIPS if a dissolution of the Trust occurs. Accordingly, the QUIPS that an investor purchases, whether in this offering or in the secondary market, or the Distributable HECO QUIDS that a holder of QUIPS receives on dissolution of the Trust, may trade at a discount to the price that the investor paid for the QUIPS. In addition, upon the exchange of the Substituted HECO QUIDS for the MECO QUIDS and the HELCO QUIDS, the Substituted HECO QUIDS may be treated as having been issued either with OID or at a premium, depending on their fair market value at the time of the exchange and a holder’s tax basis in the QUIPS at the time of the exchange. Accordingly, you would be required for United States federal income tax purposes to include OID in income on an economic accrual basis with respect to such Substituted HECO QUIDS if the Substituted HECO QUIDS are treated as having been issued with OID (even it you use the cash method of accounting).

Because of the rights of the Companies to defer interest payments on the QUIDS and to shorten or extend the Stated Maturity on the QUIDS, the market price of the QUIPS may be more volatile than the market prices of similar securities that are not subject to these rights. Moreover, any exercise of these rights could cause the market price of the QUIPS to decline. Accordingly, the QUIPS that an investor purchases whether in this offering or in the secondary market, or the Distributable HECO QUIDS that a holder of QUIPS receives on dissolution of the Trust, may trade at a discount to the price that the investor paid for the QUIPS. Furthermore, a holder that disposes of any QUIPS or QUIDS during an Extension Period, when trading prices are likely to be adversely affected by the deferral, might not receive the same return on its investment as a holder that holds its QUIPS until the Extension Period ends.

The market price of the QUIPS may not fully reflect accrued interest.

The QUIPS may trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying QUIDS. A holder of QUIPS that disposes of its QUIPS between record dates for any Distribution Dates will nevertheless be required to include in income as ordinary income an amount equal to the accrued but unpaid interest on the QUIDS through the date of disposition. Such holder will recognize a capital loss to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than its adjusted tax basis. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences—Sales or Redemption of QUIPS.”

Holders of QUIPS will have limited voting rights.

In general, holders of QUIPS will have limited voting rights relating only to the modification of the Trust Agreement (which establishes the terms and conditions of the QUIPS), the exercise of the Trust’s rights as the holder of the QUIDS, and the dissolution, winding-up or liquidation of the Trust other than pursuant to the terms of the Trust Agreement. Holders of QUIPS will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, which voting rights are vested exclusively in HECO as the holder of the Common Securities, except upon the occurrence of certain events. The Administrative Trustees, who initially are officers of HECO, and HECO may amend the Trust Agreement without the consent of holders of QUIPS to ensure that (i) the Trust will be classified for United States federal income tax purposes as a grantor trust, (ii) the QUIDS will be treated as indebtedness of the Companies and (iii) the Trust will not be required to register as an “investment company” under the Investment Company Act of 1940, even if such action adversely affects the interests of such holders. See “Description of QUIPS—Removal of Trustees” and “—Voting Rights; Amendment of the Trust Agreement.”

There has been no prior market for the QUIPS.

The QUIPS constitute a new issue of securities with no established trading market. Although HECO expects that the QUIPS will be listed on the New York Stock Exchange (and HECO expects trading of the QUIPS to begin within 30 days after they are first issued), a listing does not guarantee that a trading market for the QUIPS will develop or, if a trading market for the QUIPS does develop, the depth of that market and the ability of holders to easily sell their QUIPS. Although we have agreed to use our best efforts to list the Distributable HECO QUIDS on the New York Stock Exchange or any other exchange on which the QUIPS are then listed, we cannot assure you that the New York Stock Exchange will approve the Distributable HECO QUIDS for listing or that a trading market will exist for the Distributable HECO QUIDS.

HECO CAPITAL TRUST III

HECO Capital Trust III is a statutory trust created under the Delaware Statutory Trust Act, as amended (the “Trust Act”), pursuant to the trust agreement executed by HECO, as Depositor, The Bank of New York, as property trustee (the “Property Trustee”), The Bank of New York (Delaware), as the Delaware trustee, and the three Administrative Trustees named therein (collectively, the “Trustees”), and by the filing of a certificate of trust with the Delaware Secretary of State on November 20, 2003. The Administrative Trustees are individuals who are officers of HECO. The trust agreement will be amended and restated in its entirety (as so amended and restated, the “Trust Agreement”) substantially in the form filed as an exhibit to the registration statement of which this prospectus is a part filed by the Companies and the Trust with the SEC. The Trust’s business and affairs are conducted by the Trustees. The Bank of New York, as Property Trustee, will act as sole trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act of 1939. The Bank of New York will also act as trustee for purposes of the Trust Guarantee (the “Trust Guarantee Trustee”) and the Indentures (the “Debenture Trustee”). See “Description of QUIDS,” “Description of Trust Guarantee” and “Description of Subsidiary Guarantees and Expense Agreement.” HECO, as the holder of the Common Securities, or the holders of a majority in liquidation preference of the QUIPS if any Debenture Event of Default has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee or the Delaware Trustee. In no event will the holders of the QUIPS have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in HECO, as the holder of the Common Securities. The duties and obligations of each Trustee are governed by the Trust Agreement. The Companies will pay all fees and expenses related to the Trust and the offering of the QUIPS and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal office of the Trust is c/o The Bank of New York, 101 Barclay Street, 8W, New York, New York 10286, Attention: Corporate Trust Trustee Administration. Inquiries concerning the Trust may also be directed to HECO, P.O. Box 2750, Honolulu, Hawaii 96840, Attention: Treasurer.

The Trust exists for the exclusive purposes and functions of (i) issuing and selling the QUIPS and the Common Securities, (ii) using the proceeds from the sale of the QUIPS and the Common Securities to acquire QUIDS issued by the Companies, (iii) making Distributions and other payments on the QUIPS and the Common Securities, (iv) maintaining the status of the Trust as a grantor trust for United States federal income tax purposes and (v) engaging in only those other activities necessary, convenient or incidental thereto. Accordingly, the QUIDS and the Subsidiary Guarantees, together with the Expense Agreement, will be the sole assets of the Trust, and payments under the QUIDS and the Subsidiary Guarantees will be the sole revenues of the Trust out of which the Distributions may be made. We have agreed in the Expense Agreement to provide funds to the Trust to pay any amounts the Trust owes to persons other than holders of the QUIPS.

All of the Common Securities will be owned by HECO. The Common Securities will rank equally, and payments will be made thereon pro rata with the QUIPS, except that upon the occurrence and continuance of an Event of Default under the Trust Agreement resulting from a Debenture Event of Default, the rights of HECO as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the QUIPS. See “Description of QUIPS—Subordination of Common Securities.” HECO will acquire the Common Securities in an aggregate liquidation preference of not less than 3% of the total capital of the Trust. The Trust has a term of approximately 52 years, but may dissolve earlier as provided in the Trust Agreement.

No separate financial statements of MECO, HELCO or the Trust have been included in this prospectus in accordance with the provisions of subsections (b) and (c) of Rule 3-10 of SEC Regulation S-X. HECO includes consolidating financial information concerning MECO and HELCO in the footnotes to its consolidated financial statements, and certain of such information is set forth in this prospectus under “Selected Consolidated Financial Information.” HECO will treat the Trust in accordance with Rule 3-10(b) of SEC Regulation S-X and will include an appropriate footnote pertaining to the QUIPS and the Trust in its financial statements. See “Accounting Treatment.”

HAWAIIAN ELECTRIC COMPANY, INC. AND SUBSIDIARIES

HECO, a Hawaii corporation, was incorporated under the laws of the Kingdom of Hawaii on October 13, 1891, and became a wholly-owned subsidiary of Hawaiian Electric Industries, Inc., a Hawaii corporation, as a result of a corporate reorganization completed on July 1, 1983. HECO’s principal business and executive offices are located at 900 Richards Street, Honolulu, Hawaii 96813 and its telephone number is (808) 543-7771.

HECO owns all of the common stock of MECO, acquired in 1968, and HELCO, acquired in 1970. MECO was incorporated under the laws of the Territory of Hawaii on April 28, 1921, and its principal business and executive offices are located at 210 West Kamehameha Avenue, Kahului, Hawaii 96732, and its telephone number is (808) 871-8461. HELCO was incorporated under the laws of the Republic of Hawaii on December 5, 1894, and its principal business and executive offices are located at 1200 Kilauea Avenue, Hilo, Hawaii 96720, and its telephone number is (808) 969-1171.

HECO, MECO and HELCO are regulated operating electric public utilities engaged in the production, purchase, transmission, distribution and sale of electricity on the islands of Oahu; Maui, Lanai and Molokai; and Hawaii, respectively. These five islands had a combined population on December 31, 2002 estimated at 1,185,000, or approximately 95 percent of the State’s total population, and a service area of approximately 5,766 square miles. The principal communities served include Honolulu (on Oahu), Wailuku and Kahului (on Maui) and Hilo and Kona (on Hawaii). The service areas also include numerous suburban communities, resorts, U.S. Armed Forces installations and agricultural operations.

The Companies provide the only electric public utility service on the islands they serve. The following table sets forth the number of electric customer accounts as of December 31, 2000, 2001 and 2002 and the related electric sales revenues by Company for each of the years then ended (dollars in thousands) :

	2000		2001		2002
	Customer Accounts	Electric sales revenues	Customer accounts	Electric sales revenues	Customer accounts	Electric sales revenues
HECO	278,260	$880,663	280,911	$882,308	283,161	$865,608
MECO	57,601	192,823	58,840	203,847	59,983	191,029
HELCO	63,778	192,174	65,241	193,209	66,411	191,589

	399,639	$1,265,660	404,992	$1,279,364	409,555	$1,248,226

Revenues from the sale of electricity in 2002 were from the following types of customers in the proportions shown:

	HECO	MECO	HELCO	Total
Residential	32%	36%	41%	34%
Commercial	32	35	41	34
Large light and power	35	29	18	31
Other	1	—	—	1

	100%	100%	100%	100%

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following selected consolidated financial information should be read in conjunction with HECO’s consolidated financial statements and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures about Market Risk” included in the documents incorporated by reference in this prospectus. The consolidated Income Statement and Operating Data for each of the years in the three-year period ended December 31, 2002 are derived from, and are qualified by reference to, the audited consolidated financial statements included in the documents incorporated by reference in this prospectus. The consolidated Income Statement and Operating Data for the nine-month periods ended September 30, 2002 and 2003, and the Capitalization Data as of September 30, 2003, are derived from unaudited consolidated financial statements incorporated by reference in this prospectus, which, in the opinion of management, include all material adjustments necessary for a fair presentation of HECO’s consolidated financial position as of September 30, 2003 and results of operations for the nine-month periods ended September 30, 2002 and 2003. The results of operations for the nine-month period ended September 30, 2003 may not necessarily be indicative of the results to be expected for the full calendar year. The historical results are not necessarily indicative of the results of operations to be expected in the future.

	Years Ended December 31,			Nine Months Ended September 30,
	2000	2001	2002	2002	2003
Income Statement Data:
(dollars in thousands)
Operating Revenues	$1,270,635	$1,284,312	$1,252,929	$916,402	$1,039,781

Operating Expenses
Fuel Oil	362,905	346,728	310,595	218,901	294,303
Purchased Power	311,207	337,844	326,455	240,744	273,161
Other Operating Expenses	463,362	464,408	480,722	353,242	379,645

Total Operating Expenses	1,137,474	1,148,980	1,117,772	812,887	947,109

Operating Income	$133,161	$135,332	$135,157	$103,515	$92,672

Allowance for Equity Funds Used During Construction	$5,380	$4,239	$3,954	$2,977	$3,075
Income Before Interest and Other Charges (1)	$143,096	$142,768	$142,252	$108,927	$96,494
Allowance for Borrowed Funds Used During Construction	$2,922	$2,258	$1,855	$1,392	$1,385
Income Before Preferred Stock Dividends of HECO (2)	$88,366	$89,380	$91,285	$70,629	$57,382
Net Income for Common Stock	$87,286	$88,300	$90,205	$69,819	$56,572

Operating Data:
Average Fuel Oil Cost Per Barrel	$33.44	$33.49	$29.10	$27.52	$36.75
Kilowatthour Sales (Millions)	9,272	9,370	9,544	7,117	7,269

			As of September 30, 2003
Capitalization Data:
(dollars in thousands)
Long-Term Debt, Net			$698,790	39%
HECO-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts (3)			100,000	6
Preferred Stock Without Mandatory Redemption Requirements			34,293	2
Common Stock Equity			937,367	53

Total Capitalization			$1,770,450	100%

(1)	Income Before Interest and Other Charges includes Operating Income plus the Allowance for Equity Funds Used During Construction and nonoperating income.

(2)	Income Before Preferred Stock Dividends of HECO includes Income Before Interest and Other Charges, less interest (reduced by Allowance for Borrowed Funds Used During Construction), amortization of net bond premium and expense, preferred stock dividends of HELCO and MECO and distributions on the preferred securities of HECO Capital Trust I and HECO Capital Trust II.

(3)	The $100 million total liquidation preference of trust preferred securities will only be affected temporarily by the issuance and sale of the QUIPS offered by this prospectus because the QUIPS proceeds to be received by the Companies in exchange for their QUIDS will be applied approximately 30 days after the sale of the QUIPS offered by this prospectus to redeem a like amount of junior subordinated deferrable interest debentures of the Companies and the related trust preferred securities issued by HECO Capital Trust I and HECO Capital Trust II in 1997 and 1998, respectively. See “Use of Proceeds” and “Accounting Treatment.”

The following table summarizes certain financial information for the Companies on a consolidated basis (“HECO Consolidated”) and for MECO and HELCO, individually. None of the information in the table is audited, except that the financial information for HECO Consolidated as of December 31, 2002 is derived from audited financial statements.

	HECO Consolidated		MECO		HELCO
	December 31, 2002	September 30, 2003	December 31, 2002	September 30, 2003	December 31, 2002	September 30, 2003
Balance Sheet Data:
(in thousands)
Current Assets	$281,859	$315,497	$64,723	$74,757	$40,246	$42,941
Noncurrent Assets	2,154,527	2,152,697	387,124	379,694	428,735	432,232

	$2,436,386	$2,468,194	$451,847	$454,451	$468.981	$475,173

Common Stock Equity	$923,256	$937,367	$181,373	$184,725	$171,404	$176,007
Preferred Stock Without Mandatory Redemption Requirements	34,293	34,293	5,000	5,000	7,000	7,000
HECO-Obligated Mandatorily Redeemable Trust Preferred Securities of Subsidiary Trusts	100,000	100,000	—	—	—	—
Current Liabilities	184,277	202,162	30,879	38,798	45,537	41,016
Noncurrent Liabilities	1,194,560	1,194,372	234,595	225,928	245,040	251,150

	$2,436,386	$2,468,194	$451,847	$454,451	$468,981	$475,173

	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003	2002	2003
Income Statement Data:
(in thousands)
Operating Revenues	$916,402	$1,039,781	$141,509	$159,674	$140,631	$157,791

Operating Income	$103,515	$92,672	$22,153	$21,885	$18,643	$16,798

Net Income for Common Stock	$69,819	$56,572	$14,169	$12,588	$11,588	$9,722

CAPITAL EXPENDITURE PROGRAMS AND FINANCING REQUIREMENTS

Capital Expenditure Programs

Capital expenditures include the costs of projects which are required to meet expected load growth, to improve reliability and to replace and upgrade existing equipment. Gross capital expenditures requiring the use of cash totaled approximately $114.6 million in 2002, of which $71.3 million was attributable to HECO, $15.7 million to MECO and $27.6 million to HELCO. Approximately 64% of the 2002 gross capital expenditures was for transmission and distribution projects and approximately 36% was for generation and general plant projects. Cash contributions in aid of construction received in 2002 totaled $11.0 million.

The Companies’ current consolidated forecast of net capital expenditures, which excludes the allowance for funds used during construction (“AFUDC”) and capital expenditures funded by third-party contributions in aid of construction, for the five-year period 2003 through 2007, is approximately $0.7 billion, of which $70.2 million has been spent through September 30, 2003. Approximately 53% of gross capital expenditures forecast for this period, including AFUDC and third-party contributions in aid of construction, is for transmission and distribution projects, with the remaining 47% primarily for generation projects.

Capital expenditure estimates and the timing of construction projects are reviewed periodically by management and may change significantly as a result of many considerations, including changes in economic conditions, changes in forecasts of kilowatthour sales and peak load, the availability of purchased power and changes in expectations concerning the construction and ownership of future generating units, the availability of generating sites and transmission and distribution corridors, the ability to obtain adequate and timely rate increases, escalation in construction costs, the impacts of demand-side management programs, the effects of opposition to proposed construction projects and requirements of environmental and other regulatory and permitting authorities.

Financing Requirements

The Companies’ consolidated financing requirements for the years 2003 through 2007, including for net capital expenditures and long-term debt repayments (exclusive of reductions in levels of short-term borrowings), are currently estimated to total $0.7 billion. HECO’s consolidated internal sources (primarily consolidated cash flows from operations comprised mainly of net income, adjusted for noncash income and expense items such as depreciation, amortization and deferred taxes, and changes in working capital), after the payment of common stock and preferred stock dividends, are currently expected to provide sufficient cash to meet consolidated financing requirements and to reduce the level of borrowings. Debt or equity financing, or both, may be required, however, to fund unanticipated expenditures not included in the 2003 through 2007 forecast, such as increases in the costs of or an acceleration of the construction of capital projects, unbudgeted acquisitions or investments in new businesses and significant increases in retirement benefit funding requirements.

The Companies participate in pension and other postretirement benefit plans. Funding for the pension plans is based upon actuarially determined contributions that take into account the amount deductible for income tax purposes and the minimum contribution required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Although the Companies are not required to make any contributions to the pension plans in 2003 to meet minimum funding requirements pursuant to ERISA, the Companies intend to make cash contributions to the retirement benefit plans of at least $20 million in 2003, of which $15 million have been made as of October 31, 2003. With respect to the postretirement benefits plans, the Company’s policy is to comply with directives from the PUC to fund the costs. These costs are ultimately collected in rates billed to customers. Due to the sharp declines in U.S. equity markets beginning in 2000, the value of a significant portion of the assets held in the plans’ trusts to satisfy the obligations of the pension and other postretirement plans has decreased significantly. As a result, additional contributions to the plans may be required, or may be made even if not required, in 2004 and future years. The $0.7 billion forecast of financing requirements for the period 2003 through 2007 does not include any such contributions, including the $15 million of contributions that have been made as of October 31, 2003.

The PUC must approve issuances of long-term debt and equity for HECO, MECO and HELCO and an application has been filed requesting that the PUC approve the issuance of the QUIDS to be purchased by the Trust from the proceeds of the Common Securities and the QUIPS offered hereby. Prior approval of the PUC will also be required before the Substituted HECO QUIDS may be issued to effect an exchange of Substituted HECO QUIDS for HELCO QUIDS and MECO QUIDS in connection with a liquidation of the Trust and a distribution to holders of the QUIPS of the Distributable HECO QUIDS.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth HECO’s consolidated ratios of earnings to fixed charges, and to combined fixed charges and preferred stock dividends, for the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
Ratio of Earnings to Fixed Charges	3.33	3.09	3.39	3.51	3.71	3.80	3.23
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	3.07	3.00	3.31	3.41	3.60	3.69	3.15

In computing the Ratio of Earnings to Fixed Charges, earnings represent Income Before Preferred Stock Dividends of HECO (reduced by Allowance for Borrowed Funds Used During Construction) plus federal and state income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (without reduction for the Allowance for Borrowed Funds Used During Construction) plus amortization of net bond premium and expense, pre-tax preferred stock dividend requirements of MECO and HELCO, the estimated interest component of rentals and the preferred securities distribution requirements of HECO Capital Trust I and HECO Capital Trust II. In computing the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends, earnings represent Net Income for Common Stock, and pre-tax preferred stock dividend requirements of HECO are added to fixed charges.

WHERE YOU CAN FIND MORE INFORMATION

The Companies and the Trust have filed a registration statement with the SEC. This prospectus is part of the registration statement, but the registration statement also contains additional information and exhibits. HECO also files annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any document that HECO files at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC’s toll-free telephone number at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies (such as HECO) that file documents with the SEC electronically. The documents can be found by searching the EDGAR Archives at the SEC’s web site. HECO’s SEC filings, and other information on the Companies, may also be obtained on the Internet at http://www.hei.com, the web site for Hawaiian Electric Industries, Inc., the parent company of HECO, but information contained on this web site does not constitute part of this prospectus.

The SEC allows HECO to “incorporate by reference” the information that it files with the SEC, which means that HECO can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and should be read with the same care. Later information that HECO files with the SEC will automatically update and supersede information in this prospectus or an earlier filed document. HECO has filed with the SEC (File No. 1-4955) and incorporates by reference the documents below:

•	Annual Report on Form 10-K for the year ended December 31, 2002.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

•	Current Reports on Form 8-K filed April 22, 2003, May 6, 2003, July 10, 2003, July 22, 2003, August 29, 2003, September 15, 2003, October 27, 2003, November 12, 2003, November 25, 2003 and December 10, 2003.

•	Any future filings made by HECO with the SEC under Sections 13(a), 13(c), 14 and 15 of the Securities Exchange Act of 1934 (the “Exchange Act”) if the filings are made prior to the time that all of the QUIPS are sold in this offering.

You may request a free copy of these filings by writing or telephoning us at the following address:

Hawaiian Electric Company, Inc.

Attn: Treasurer

P.O. Box 2750

Honolulu, Hawaii 96840

Telephone: 808-543-7893

You should read and rely only on the information incorporated by reference or provided in this prospectus or any supplement. HECO has not, and the underwriters have not, authorized any other person to provide you with different information. HECO, the Trust and the underwriters are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus, in any supplement to this prospectus or in the documents incorporated by reference is accurate only as of the date of those documents. The business, financial condition, results of operations and prospects of the Companies may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus, which includes the documents incorporated by reference, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. The safe harbor provisions of the Exchange Act and the Securities Act of 1933 apply to forward-looking statements made by the Companies. Forward-looking statements, which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or losses or growth rates), ongoing business strategies or prospects and possible future actions, which may be provided by management, are also forward-looking statements.

Forward-looking statements are based on current expectations and projections abut future events and are subject to risks and uncertainties about HECO and its subsidiaries, the performance of the industry in which they do business and economic and market factors, among other things. These factors include the risks and uncertainties identified in this prospectus and in the incorporated documents. Forward-looking statements are not guarantees of future performance and the actual results that the Companies achieve may differ materially. In addition, forward-looking statements speak only as of the date of the document in which they are made and, except for its ongoing obligations to disclose material information under the federal securities laws, HECO assumes no obligation to update these statements.

USE OF PROCEEDS

All of the proceeds from the sale of QUIPS and the Common Securities will be invested by the Trust in the QUIDS. All of the proceeds from the sale to the Trust of the QUIDS, together with any necessary additional funds to be provided by the Companies, will be used by the Companies to redeem the junior subordinated deferrable interest debentures that they issued to HECO Capital Trust I and HECO Capital Trust II in 1997 and 1998, respectively, which will in turn result in the redemption of the outstanding trust preferred securities and common securities of HECO Capital Trust I and HECO Capital Trust II and the termination of such trusts. Such redemptions are expected to be completed approximately 30 days after completion of the sale of the QUIPS, in each case, at a redemption price of 100% of the stated liquidation preference thereof plus accumulated and unpaid distributions thereon to the date of redemption. All or a portion of the proceeds from the sale of the QUIDS may be invested temporarily, until their application to effect such redemptions, in commercial paper, repurchase agreements, United States treasury securities, United States federal agency securities, certificates of deposit, money market funds, time deposits or Euro dollar deposits, or a combination of such short-term investments. The stated annual interest/distribution rates of the junior subordinated deferrable interest debentures/trust preferred securities to be redeemed are 8.05% for the securities issued in 1997 and 7.30% for the securities issued in 1998.

ACCOUNTING TREATMENT

Historically, HECO has included the financial statements of trusts similar to the Trust (i.e., HECO Capital Trust I and HECO Capital Trust II) in its consolidated financial statements, with the quarterly income preferred securities issued by those trusts being classified in HECO’s consolidated balance sheet under the heading “HECO-obligated mandatorily redeemable trust preferred securities of subsidiary trusts holding solely HECO and HECO-guaranteed debentures.” However, in January 2003, the Financial Accounting Standards Board issued Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities,” which addresses the consolidation of variable interest entities such as the Trust. FIN No. 46 will be applied no later than the end of the first interim or annual reporting period ending after December 15, 2003. Management has not yet determined the impact, if any, of adoption of FIN No. 46, and whether or not the Trust’s financial statements will be consolidated with HECO’s financial statements.

In the event of consolidation of the Trust, the financial statements of HECO for these periods will include, in accordance with Rule 3-10(b) of Regulation S-X, a footnote which will describe the QUIPS and the QUIDS and will state that the Trust is a 100%-owned finance subsidiary of HECO and that the Guarantees, taken together with HECO’s obligations under its QUIDS and its obligations under the Trust Agreement and the Expense Agreement, provide a full and unconditional guarantee, on a subordinated basis, of amounts due on the QUIPS. The footnote will also state that, so long as the QUIPS are outstanding, HECO is not entitled to receive any funds from the Trust other than pro rata distributions on the Common Securities, and that, in certain circumstances, its right to receive such distributions is subordinate to the right of the holders of the QUIPS to receive distributions on the QUIPS. The footnote will also state that, in the event of a default by HECO in the performance of its obligations under the HECO QUIDS or under its Guarantees, or in the event HECO, MECO or HELCO elect to defer payment of interest on any of their respective QUIDS, then HECO will be subject to a number of restrictions, including a prohibition on the payment of dividends on its common stock.

The financial statements of HELCO and MECO will continue to be consolidated into HECO’s financial statements. HECO’s financial statements will also continue to include, in accordance with Rule 3-10(c) of Regulation S-X, a footnote providing consolidating financial information, with separate columns for (i) HECO, (ii) HELCO, (iii) MECO, (iv) any other subsidiaries of HECO on a combined basis, (v) consolidating adjustments and (vi) total consolidated amounts, but may omit item (iv) so long as HECO’s subsidiaries other than HELCO and MECO are minor subsidiaries.

DESCRIPTION OF QUIPS

The QUIPS will be created pursuant to the terms of the Trust Agreement. The following is a summary of certain of the terms and provisions of the QUIPS and the Trust Agreement. This summary is not a complete description of all of the terms and provisions of the QUIPS and the Trust Agreement. For more information, we refer you to the form of the Trust Agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

General

Pursuant to the terms of the Trust Agreement, the Trust will issue the QUIPS and the Common Securities. The QUIPS will rank equally, and payments will be made thereon pro rata based on aggregate liquidation preference amounts, with the Common Securities of the Trust, except that the QUIPS will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities. See “—Subordination of Common Securities.”

The QUIPS will represent preferred undivided beneficial interests in the assets of the Trust, and will be entitled to other benefits as described in the Trust Agreement. The QUIDS, HECO’s Subsidiary Guarantees and the Expense Agreement will be the only assets of the Trust. Legal title to the QUIDS will be held by the Property Trustee in trust for the benefit of the holders of the QUIPS and the Common Securities. The Trust Guarantee will be a guarantee on a subordinated basis with respect to the QUIPS but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of the QUIPS when the Trust does not have funds on hand available to make such payments. See “Description of Trust Guarantee.”

Distributions

Distributions on QUIPS will be payable at the annual rate of     % of the stated liquidation preference of $25 per QUIPS, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Distributions will accumulate from the original issue date. The first Distribution payment date for the QUIPS will be March 31, 2004. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, except for any period shorter than a full calendar month, in which case such amount will be computed on the basis of the actual number of days elapsed in such period. If any date on which Distributions are payable on the QUIPS is not a Business Day, payment of the Distributions payable on such date will be made either (a) on the next day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay) or (b) if such next Business Day is in the next calendar year, on the immediately preceding Business Day (without any reduction in Distributions in respect of such early payment), in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a “Distribution Date”). A “Business Day” shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee (under the Trust Agreement) or the Debenture Trustee (under the Indentures) is closed for business.

So long as no Debenture Event of Default under its Indenture has occurred and is continuing, each of the Companies has the right under its Indenture to elect to defer the payment of interest on its QUIDS at any time for a period (including extensions) not exceeding 20 consecutive quarters with respect to each Extension Period. However, no Extension Period may extend beyond the Stated Maturity of the QUIDS. If there is a deferral, quarterly Distributions on the QUIPS in a corresponding amount will be deferred by the Trust during the Extension Period. Unless all three of the Companies defer the payment of interest on their QUIDS for the same Extension Period, holders will receive partial

Distributions in the corresponding amounts not deferred. Distributions to which holders of the QUIPS are entitled but do not receive will accumulate additional Distributions thereon at the rate per annum of     % thereof, compounded quarterly from the relevant payment date for such Distributions. The term “Distributions” as used herein shall include any such additional Distributions. During any such Extension Period, each of the deferring Companies (and, if such deferring Company is MECO or HELCO, HECO) may not, either directly or indirectly through a subsidiary, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated deferrable interest debentures of such Company) that rank equally with or junior in interest to the QUIDS on which payment is being deferred or (iii) make any guarantee payments with respect to any guarantee issued by such Company if such guarantee ranks equally with or junior in interest to the QUIDS on which payment is being deferred (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by HECO under the Trust Guarantee (or under any other similar guarantee by HECO with respect to any securities of any of its subsidiaries, provided that the proceeds from the issuance of such securities were used to purchase junior subordinated deferrable interest debentures issued by any of the Companies, including HECO Capital Trust III) and the Subsidiary Guarantees, and (c) purchases of its common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by it). Prior to the termination of any such Extension Period, the deferring Company may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the QUIDS. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the deferring Company may elect to begin a new Extension Period. See “Description of QUIDS—Option to Extend Interest Payment Period” and “Certain United States Federal Income Tax Consequences—Stated Interest and Original Issue Discount.”

None of the Companies has a current intention of exercising its right to defer payments of interest on its QUIDS. Moreover, because of the consequences of exercising such right, including a prohibition on the payment of dividends with respect to a deferring Company’s capital stock (and with respect to HECO’s capital stock if the deferring Company is MECO or HELCO), each of the Companies believes that the likelihood of such exercise is remote.

The revenues of the Trust available for distribution to holders of the QUIPS will be limited to payments under the QUIDS (in which the Trust will invest the proceeds from the issuance and sale of the QUIPS and the Common Securities) and the Subsidiary Guarantees. See “Description of QUIDS.” To the extent the Companies do not make interest payments on the QUIDS and HECO does not make payments under the Subsidiary Guarantees, the Property Trustee will not have sufficient funds available to pay full Distributions on the QUIPS. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by HECO on a subordinated basis as set forth below under “Description of Trust Guarantee.”

Distributions on the QUIPS on each Distribution Date will be payable to the holders thereof as they appear on the register of the Trust on the relevant record date, which, as long as the QUIPS remain in book-entry-only form, will be one Business Day prior to such Distribution Date. Subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under “—Book-Entry Issuance.” In the event that the QUIPS are not in book-entry-only form, the relevant record date for such QUIPS shall be the date that is 15 days prior to the relevant Distribution Date, whether or not a Business Day, and payments shall be made as described below under “—Payment and Paying Agency.”

Redemption or Exchange

Mandatory Redemption.    Upon the repayment or redemption, in whole or in part, of any QUIDS, whether at Stated Maturity or upon earlier redemption as provided in any Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the QUIPS and the Common Securities, upon not less than 30 nor more than 60 days notice, at the “QUIPS Redemption Price,” which is equal to the aggregate liquidation preference of the QUIPS and Common Securities to be redeemed plus accumulated and unpaid Distributions thereon to the date of redemption (the “Redemption Date”). See “Description of QUIDS—Redemption.”

Each of the Companies will have the right to redeem its QUIDS on or after January     , 2009, in whole at any time or in part from time to time, subject to the conditions described under “Description of QUIDS—Redemption,” at the “QUIDS Redemption Price,” which is equal to the accrued and unpaid interest on the QUIDS so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. In addition, the Companies, at the direction of HECO, will have the right to redeem the QUIDS at any time, in whole (but not in part), upon the occurrence of a Tax Event or an Investment Company Event and subject to the further conditions described below under “Description of QUIDS—Redemption,” at the QUIDS Redemption Price.

Special Event Redemption or Distribution of QUIDS.    If a Special Event shall occur and be continuing, the Companies, at the direction of HECO, have the right to redeem the QUIDS in whole (but not in part) at the QUIDS Redemption Price, and thereby cause a mandatory redemption of the QUIPS and the Common Securities in whole (but not in part) at the QUIPS Redemption Price, within 90 days following the occurrence of such event.

In addition, subject to obtaining prior approval from the PUC, HECO may at any time, whether or not a Special Event has occurred, upon 30 days’ prior written notice to the holders of the QUIPS, direct the Property Trustee in writing to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as provided by applicable law and the consummation of the exchange of Substituted HECO QUIDS for the MECO QUIDS and the HELCO QUIDS, cause a Like Amount of Distributable HECO QUIDS to be distributed by the Trust to the holders of the QUIPS and the Common Securities in liquidation of the Trust. Under current United States federal income tax law, although the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to holders of the QUIPS for United States federal income tax purposes, the exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would likely be treated as such a taxable exchange. As a result of such taxable exchange, each holder would recognize gain or loss as described below under “Certain United States Federal Income Tax Consequences—Distribution of QUIDS to Holders of QUIPS.” In addition, the distribution of the Distributable HECO QUIDS could be a taxable exchange to holders of the QUIPS if the Trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution or it there is a change in law or legal interpretation, or upon the occurrence of certain other circumstances. See “Certain United States Federal Income Tax Consequences—Distribution of QUIDS to Holders of QUIPS.”

If HECO does not elect either to redeem the QUIDS or to dissolve the Trust and distribute the Distributable HECO QUIDS in exchange for the QUIPS as described above, the QUIPS will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Sums may be payable by the Companies on the QUIDS.

“Additional Sums” means the additional amounts necessary in order that Distributions then due and payable by the Trust on the outstanding QUIPS and Common Securities of the Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject.

“Investment Company Event” means the receipt by HECO or the Trust of an opinion of counsel, rendered by a law firm having a recognized federal securities practice, to the effect that, as a result of the occurrence of a change in law or regulation or a change (including a prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a “Change in 1940 Act Law”), there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act, which Change in 1940 Act Law becomes effective on or after the date of original issuance of the QUIPS.

“Like Amount” means (i) with respect to a redemption of the QUIPS and the Common Securities, QUIPS and Common Securities having an aggregate liquidation preference equal to the aggregate principal amount of QUIDS to be contemporaneously repaid or redeemed in accordance with the Indentures and the proceeds of which will be used to pay the QUIPS Redemption Price of such QUIPS and to redeem such Common Securities, and (ii) with respect to a distribution of Distributable HECO QUIDS to holders of QUIPS and Common Securities in connection with the dissolution and liquidation of the Trust, Distributable HECO QUIDS having an aggregate principal amount equal to the aggregate liquidation preference of the QUIPS and the Common Securities of the holders to whom such QUIDS are distributed. “Liquidation preference” means the stated liquidation preference of $25 per QUIPS or $25 per Common Security.

“Tax Event” means the receipt by HECO or the Trust of an opinion of counsel, rendered by a law firm having a recognized federal and state tax and securities practice, to the effect that, as a result of a Tax Action (as defined below), there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the QUIDS, (ii) interest payable by any of the Companies on its respective QUIDS is not, or within 90 days of the date of such opinion will not be, deductible by such Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. A “Tax Action” includes (a) any amendment to or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States, or of any State or the District of Columbia, or of any political subdivision or taxing authority thereof or therein, (b) any judicial decision interpreting, applying or clarifying such laws or regulations or (c) any administrative pronouncement or action that represents an official position (including a clarification of an official position) of the governmental authority or regulatory body making such administrative pronouncement or taking such action, in each such case that occurs or becomes effective on or after the date of original issuance of the QUIPS.

After the liquidation date fixed for any distribution of Distributable HECO QUIDS for QUIPS, (i) the QUIPS will no longer be deemed to be outstanding, (ii) The Depository Trust Company (“DTC”) or its nominee, as the record holder of the QUIPS, will receive a registered global certificate or certificates representing such QUIDS to be delivered upon such distribution and (iii) any certificates representing the QUIPS not held by DTC or its nominee will be deemed to represent such QUIDS having a principal amount equal to the liquidation preference of such QUIPS, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the QUIPS, until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

There can be no assurance as to the market prices for the QUIPS or the Distributable HECO QUIDS that may be distributed in exchange for QUIPS if a dissolution and liquidation of the Trust occurs. Accordingly, the QUIPS that an investor may purchase, or the Distributable HECO QUIDS that the holders of the QUIPS may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the QUIPS.

Redemption Procedures

QUIPS redeemed on each Redemption Date shall be redeemed at the QUIPS Redemption Price with the applicable proceeds from the contemporaneous repayment or redemption of the QUIDS. Redemptions of the QUIPS shall be made and the QUIPS Redemption Price shall be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment thereof. See also “—Subordination of Common Securities.”

If the Trust, by action of the Property Trustee, gives a notice of redemption in respect of any of the QUIPS, then, by 12:00 noon, New York City time, on the Redemption Date, and provided that the necessary funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the QUIPS Redemption Price and will give DTC irrevocable instructions and authority to pay the QUIPS Redemption Price to the holders of such QUIPS. See “—Book-Entry Issuance.” If such QUIPS are not in book-entry-only form, the Trust, provided that the necessary funds are available, will irrevocably deposit with the paying agent for the QUIPS funds sufficient to pay the QUIPS Redemption Price and will give such paying agent irrevocable instructions and authority to pay the QUIPS Redemption Price to the holders thereof upon surrender of their certificates evidencing such QUIPS. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any QUIPS called for redemption shall be payable to the holders of such QUIPS as they appear on the Securities Register for the QUIPS on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds irrevocably deposited as required, then upon the date of such deposit, all rights of the holders of such QUIPS so called for redemption will cease, except the right of the holders of such QUIPS to receive the QUIPS Redemption Price, but without interest on such QUIPS Redemption Price, and such QUIPS will cease to be outstanding. In the event that any Redemption Date of QUIPS is not a Business Day, then payment of the QUIPS Redemption Price payable on such Redemption Date will be made on the next succeeding day which is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such next Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day (without any reduction in Distributions in respect of such early payment), in each case with the same force and effect as if made on the Redemption Date. In the event that payment of the QUIPS Redemption Price in respect of QUIPS called for redemption is improperly withheld or refused and not paid either by the Trust or by HECO pursuant to the Trust Guarantee, Distributions on such QUIPS will continue to accumulate, at the then applicable rate, from the Redemption Date originally established by the Trust for such QUIPS to the date such QUIPS Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the QUIPS Redemption Price.

Any notice of redemption of QUIPS may state that such redemption shall be conditional upon the receipt by the Property Trustee not later than the close of business on the Business Day next preceding the Redemption Date of moneys sufficient to pay in full the QUIPS Redemption Price of such QUIPS. If the redemption notice states that it is conditional and such moneys shall not be so received by the close of business on the Business Day next preceding the Redemption Date, such notice of redemption shall be of no force and effect, the Property Trustee shall not redeem such QUIPS and the Property Trustee shall give notice to the registered owners of the QUIPS, in the manner in which the notice of redemption was given, that such moneys were not so received and that such redemption did not occur. In such event, the Property Trustee shall promptly return QUIPS which it has received to the registered owners thereof.

Subject to applicable laws (including, without limitation, Rule 14e-1 under the Exchange Act and any other applicable United States federal securities laws), HECO or its subsidiaries may at any time and from time to time purchase outstanding QUIPS by tender, in the open market or by private agreement.

Payment of the QUIPS Redemption Price and any distribution of Distributable HECO QUIDS to holders of QUIPS shall be made to the applicable record holders thereof as they appear on the register for such QUIPS on the relevant record date, which, as long as the QUIPS remain in book-entry form, shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that the QUIPS are not in book-entry form, the relevant record date for such QUIPS shall be the date (whether or not a Business Day) that is 15 days prior to the Redemption Date or liquidation date, as applicable.

If less than all of the QUIPS and the Common Securities issued by the Trust are to be redeemed on a Redemption Date, then the aggregate liquidation preference of such QUIPS and the Common Securities to be redeemed shall be allocated among the QUIPS and the Common Securities pro rata based on their respective aggregate liquidation preferences. If the QUIPS continue to be in book-entry form at the time of such redemption, the QUIPS to be redeemed will be redeemed in accordance with the procedures of DTC. If at such time the QUIPS are not in book-entry form, the particular QUIPS to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding QUIPS not previously called for redemption, by lot or by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the liquidation preference of QUIPS of a denomination larger than $25. The Trust may not redeem fewer than all of the outstanding QUIPS unless all accumulated and unpaid Distributions have been paid on all QUIPS for all quarterly distribution periods terminating on or prior to the Redemption Date. The Property Trustee shall promptly notify the Trust registrar in writing of the QUIPS selected for redemption and, in the case of any QUIPS selected for partial redemption, the liquidation preference thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of QUIPS shall relate, in the case of any QUIPS redeemed or to be redeemed only in part, to the portion of the aggregate liquidation preference of QUIPS which has been or is to be redeemed.

Subordination of Common Securities

Payment of Distributions on, and the redemption price of, the QUIPS and the Common Securities, as applicable, shall be made among the QUIPS and the Common Securities pro rata based on the respective aggregate liquidation preference of such QUIPS and the Common Securities. However, if on any Distribution Date or Redemption Date a Debenture Event of Default shall have occurred and be continuing, no payment of any Distribution on, or redemption price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding QUIPS for all distribution periods terminating on or prior thereto, or in the case of payment of the QUIPS Redemption Price the full amount of the QUIPS Redemption Price on all of the outstanding QUIPS then being redeemed, shall have been made or provided for, and all funds immediately available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or QUIPS Redemption Price of, the QUIPS then due and payable.

In the case of any Event of Default under the Trust Agreement resulting from a Debenture Event of Default, HECO, as holder of the Common Securities, will be deemed to have waived any right to act with respect to any such Event of Default until the effect of such Event of Default has been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely for the benefit of the holders of the QUIPS and not for the benefit of HECO, as holder of the Common Securities, and only the holders of the QUIPS will have the right to direct the Property Trustee to act for their benefit.

Liquidation Value; Liquidation Distribution Upon Dissolution

The amount payable on the QUIPS in the event of any liquidation of the Trust is $25 per QUIPS plus accumulated and unpaid Distributions, which under certain circumstances may be in the form of a distribution of a Like Amount of Distributable HECO QUIDS.

Pursuant to the Trust Agreement, the Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of HECO; (ii) upon 30 days’ prior written notice to the holders of the QUIPS, the written direction of HECO to the Property Trustee to dissolve the Trust and cause the distribution of a Like Amount of Distributable HECO QUIDS to the holders of the QUIPS and the Common Securities (which direction is wholly optional and within the discretion of HECO) (see “—Redemption or Exchange—Special Event Redemption or Distribution of QUIDS”); (iii) the redemption of all of the QUIPS and the Common Securities as described under “—Redemption or Exchange;” and (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Trust.

If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the Trust shall be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, subject to obtaining prior approval from the PUC and after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the QUIPS and the Common Securities a Like Amount of Distributable HECO QUIDS, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of QUIPS, the liquidation preference thereof plus accumulated and unpaid Distributions thereon to the date of payment (such amount being the “Liquidation Distribution”). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the QUIPS shall be paid pro rata to the holders thereof based on their respective liquidation preferences. HECO, as holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the QUIPS, based on their respective aggregate liquidation preferences, except that if a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a priority over the Common Securities in the right to receive such Liquidation Distributions and no Liquidation Distribution will be paid to the holders of the Common Securities unless and until receipt by all holders of the QUIPS of the entire Liquidation Distribution payable in respect thereof. See “—Subordination of Common Securities.”

Events of Default; Notice

Any one of the following events constitutes an “Event of Default” under the Trust Agreement (an “Event of Default”) with respect to the QUIPS (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) the occurrence of a Debenture Event of Default under any of the Indentures (see “Description of QUIDS—Debenture Events of Default”); or

(ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

(iii) default by the Property Trustee in the payment of any redemption price of any QUIPS or Common Security when it becomes due and payable; or

(iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is covered by clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding QUIPS, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Trust Agreement; or

(v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by HECO to appoint a successor Property Trustee within 60 days thereof.

Within 90 days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the QUIPS, the Administrative Trustees and HECO, as Depositor, unless such Event of Default shall have been cured or waived. HECO, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

If a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a preference over the Common Securities upon dissolution of the Trust as described above. See “—Liquidation Value; Liquidation Distribution Upon Dissolution.”

Enforcement of Certain Rights by Holders of QUIPS

If an Event of Default has occurred and is continuing, then the holders of QUIPS would rely on the enforcement by the Property Trustee of its rights as a holder of the QUIDS against the respective Companies. If the Property Trustee fails to enforce such rights, a holder of QUIPS may, to the fullest extent permitted by law and subject to the terms of the Trust Agreement and the Indentures, institute a legal proceeding directly against any person (including any of the Companies) to enforce the Property Trustee’s rights with respect to QUIDS having a principal amount equal to the aggregate liquidation preference of the QUIPS of such holder without first instituting a legal proceeding against the Property Trustee or any other person. To the extent that any action under the applicable Indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the outstanding QUIDS, holders of at least the same percentage of the liquidation preference of the outstanding QUIPS may, to the fullest extent permitted by law, also take such action in the name of the Trust if such action has not been taken by the Property Trustee. Notwithstanding the foregoing, if a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of one or more of the Companies to pay principal of or interest on the related QUIDS on the date such principal or interest is otherwise payable (and, in the case of such default by either or both of MECO and HELCO, the failure of HECO to make such payment under the Subsidiary Guarantees), then a holder of QUIPS may institute a suit (a “Direct Action”) directly against the defaulting Company (and, if the defaulting Company is MECO or HELCO, against HECO as guarantor) for enforcement of payment to such holder of the principal of or interest on the related QUIDS having a principal amount equal to the aggregate liquidation preference of the QUIPS of such holder after the respective due date specified in the QUIDS. In connection with such a Direct Action, the defaulting Company (or HECO, as guarantor) will be subrogated to the rights of such holder of QUIPS under the Trust Agreement to the extent of any payment made by such Company (or by HECO, as guarantor) to such holder of QUIPS in such Direct Action.

Removal of Trustees

Unless a Debenture Event of Default shall have occurred and be continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation preference of the outstanding QUIPS. In no event will the holders of the QUIPS have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in HECO as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Co-Trustees and Separate Property Trustee

Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust’s property may at the time be located, HECO, as Depositor, and the Administrative Trustees shall have power to appoint one or more persons approved by the Property Trustee either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the Trust’s property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. If HECO does not join in such appointment within 15 days after the receipt by it of a request to do so, or in case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Trustees

Any entity into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible under the Trust Agreement, without the execution or filing of any paper or any further act on the part of any of the parties to the Trust Agreement.

Merger, Consolidation, Conversion, Amalgamation or Replacement of the Trust

The Trust may not merge with or into, consolidate, convert, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, except as described below or as otherwise set forth in the Trust Agreement. The Trust may, at the request of HECO, with the consent of the Administrative Trustees and without the consent of the holders of the QUIPS, merge with or into, consolidate, convert, amalgamate, be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State if (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the QUIPS or (b) substitutes for the QUIPS other securities having substantially the same terms as the QUIPS (the “Successor Securities”) so long as the Successor Securities rank the same as the QUIPS rank with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) HECO expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the QUIDS, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the QUIPS are then listed, if any, (iv) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the QUIPS (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, conversion, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially similar to that of the Trust, (vii) prior to such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer, or lease, HECO has received an opinion of counsel to the Trust experienced in such matters to the effect that (a) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS (including any Successor Securities) in any material respect and (b) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an “investment company” under the Investment Company Act, and (viii) HECO or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Trust Guarantee and the Trust Agreement. Notwithstanding the foregoing, the Trust shall not, except with the consent of all holders of the QUIPS, consolidate, convert, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of the Trust Agreement

Except as described below and under “Description of Trust Guarantee—Amendments and Assignment,” and except as otherwise required by law, the Trust Agreement or the Indentures, the holders of the QUIPS will have no voting rights.

The Trust Agreement may be amended from time to time by HECO and the Administrative Trustees, without the consent of the holders of the QUIPS, (a) to cure any ambiguity, to correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to include any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, provided that any such amendment does not adversely affect the interests of any holder of QUIPS or Common Securities, or (b) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any QUIPS and Common Securities are outstanding, or to ensure that the QUIDS will be treated as indebtedness of the Companies or to ensure that the Trust will not be required to register as an “investment company” under the Investment Company Act of 1940. Any such amendment of the Trust Agreement shall become effective when notice thereof is given to the holders of QUIPS and Common Securities.

The Trust Agreement may be amended by the Administrative Trustees and HECO with the consent of holders representing not less than a majority (based upon liquidation preference) of the outstanding QUIPS and Common Securities. Without the consent of each affected holder of QUIPS and Common Securities, however, the Trust Agreement may not be amended to (i) change the amount, timing or currency of any Distribution or Liquidation Distribution on the QUIPS or Common Securities or otherwise adversely affect the amount of any Distribution or Liquidation Distribution required to be made in respect of the QUIPS or Common Securities as of a specified date, (ii) change the redemption provisions of the QUIPS or Common Securities, (iii) restrict the right of a holder of QUIPS and Common Securities to institute suit for the enforcement of any such payment contemplated in clause (i) or (ii) above on or after the related payment date, (iv) modify the purposes of the Trust, (v) authorize or issue any beneficial interest in the Trust other than as contemplated by the Trust Agreement, (vi) change the conditions precedent for HECO to elect to dissolve the Trust and distribute the Distributable HECO QUIDS to holders of QUIPS or (vii) affect the limited liability of any holder of

QUIPS. No amendment of the Trust Agreement may be made without receipt by the Trust of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Trust’s status as a grantor trust for United States federal income tax purposes or the Trust’s exemption from regulation as an investment company under the Investment Company Act of 1940.

So long as any QUIDS are held by the Property Trustee, the Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Property Trustee with respect to the QUIDS, (ii) waive any past default that is waiveable under the applicable Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of the QUIDS shall be due and payable or (iv) consent to any amendment, modification or termination of the applicable Indenture, where such consent shall be required, without, in each case, obtaining the prior written consent of the holders of a majority in aggregate liquidation preference of the outstanding QUIPS; provided, however, that where such consent under the applicable Indenture would require the consent of each holder of QUIDS issued thereunder affected thereby, no such consent shall be given by the Property Trustee without the prior written consent of each holder of the outstanding QUIPS. The Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the QUIPS, except by a subsequent vote of the holders of the QUIPS. The Property Trustee shall notify all holders of the QUIPS of any notice of default with respect to the QUIDS. In addition to obtaining the consent of the holders of the QUIPS, prior to taking any of the foregoing actions, the Trustees shall, at the expense of HECO, obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation or partnership for United States federal income tax purposes on account of such action and will continue to be classified as a grantor trust for United States federal income tax purposes.

Any required approval of holders of QUIPS may be given at a meeting of holders of QUIPS convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of QUIPS are entitled to vote to be given to each holder of record of QUIPS in the manner set forth in the Trust Agreement.

No vote or consent of the holders of QUIPS will be required for the Trust to redeem and cancel the QUIPS in accordance with the Trust Agreement.

When holders of QUIPS are entitled to vote or consent under any of the circumstances described above, all of the QUIPS that are owned by the Companies, the Trustees or any affiliate of the Companies or any Trustee shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

If the QUIPS are not held by DTC or its nominee, payments in respect of the QUIPS shall be made by check mailed by the paying agent (the “Paying Agent”) to the address of the holder entitled thereto as such address shall appear on the register maintained by the Property Trustee. The initial Paying Agent shall be the Property Trustee and the Property Trustee may choose any co-paying agent which is acceptable to the Administrative Trustees and HECO. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor that is acceptable to the Property Trustee and HECO (which shall be a bank or trust company having a combined capital and surplus of at least $50,000,000) to act as Paying Agent. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days’ written notice to the Administrative Trustees and HECO and, if the Paying Agent is not then the Property Trustee, to the Property Trustee, provided that such resignation with respect to the sole Paying Agent shall not become effective until the appointment of a successor.

Book-Entry Issuance

DTC will act as securities depository for all of the QUIPS. The QUIPS will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global certificates will be issued, representing in the aggregate the total number of the QUIPS, and will be deposited with DTC or its custodian.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (each of which is also a subsidiary of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC. More information about DTC can be found at http://www.dtcc.com.

Purchases of QUIPS under the DTC system must be made by or through Direct Participants, which will receive a credit for the QUIPS on DTC’s records. The ownership interest of each actual purchaser of each QUIPS (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased QUIPS. Transfers of ownership interests in the QUIPS are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in QUIPS, except in the event that use of the book-entry system for the QUIPS is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global certificate representing the QUIPS.

To facilitate subsequent transfers, all QUIPS deposited by Direct Participants with DTC (or its custodian) are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the QUIPS with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the QUIPS. DTC’s records reflect only the identity of the Direct Participants to whose accounts such QUIPS are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial

Owners, and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to Cede & Co. as the registered holder of the QUIPS. If less than all of the QUIPS are being redeemed, DTC will determine the amount of the interest of each Direct Participant to be redeemed in accordance with its procedures.

Although voting with respect to the QUIPS is limited to the holders of record of the QUIPS, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to QUIPS. Under its usual procedures, DTC would mail an omnibus proxy (the “Omnibus Proxy”) to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts such QUIPS are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Distribution payments on the QUIPS will be made by the Property Trustee to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC (nor its nominee), the Property Trustee, the Trust or the Companies, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the Property Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depositary with respect to the QUIPS at any time by giving reasonable notice to the Property Trustee and HECO. In the event that a successor securities depository is not obtained, definitive QUIPS certificates representing such QUIPS are required to be printed and delivered. HECO, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depository). After a Debenture Event of Default, the holders of a majority in liquidation preference of QUIPS may determine to discontinue the system of book-entry transfers through DTC. In either such event, definitive certificates representing the QUIPS will be printed and delivered.

The Companies, the Trust and the underwriters will have no responsibilities or obligations to any Participant or to any Beneficial Owner with respect to (i) the accuracy of any records maintained by DTC, its nominee or any Participant, (ii) the payment by DTC or any Participant of any amount with respect to the QUIPS, (iii) any notice which is permitted or required to be given to Participants or Beneficial Owners or (iv) any consent given or other action taken by DTC or its nominee as registered owner of the QUIPS.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources (including DTC) that the Trust, the Companies and the underwriters believe to be accurate, but the Trust, the Companies and the underwriters assume no responsibility for the accuracy thereof. Neither the Trust nor the Companies has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Registrar and Transfer Agent

The Property Trustee will act as registrar and transfer agent for the QUIPS.

Transfers of QUIPS will be registered upon payment by the transferee of any tax or other governmental charges that may be imposed in connection with any transfer or exchange, but without charge by or on behalf of the Trust. The Trust will not be required to register or cause to be registered the transfer of QUIPS after such QUIPS have been called for redemption, during the period from 15 days before mailing of notice of redemption and ending on such notice date, or after the date of liquidation of the Trust.

Information Concerning the Property Trustee

The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of QUIPS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action or construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of QUIPS are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by HECO and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the QUIPS and the Common Securities and will have no liability except for its own negligence or willful misconduct.

Miscellaneous

The Administrative Trustees and HECO, as Depositor, are authorized and directed to conduct the affairs of and to operate the Trust in such a way that it will not be deemed to be an “investment company” required to be registered under the Investment Company Act of 1940, or be classified as an association taxable as a corporation, a partnership or other than as a grantor trust for United States federal income tax purposes, and so that the QUIDS will be treated as indebtedness of the respective Companies for United States federal income tax purposes. In this connection, each of the Companies and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Companies (or any of them) and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes. HECO and the Trustees may amend the Trust Agreement, without the consent of the holders of the QUIPS and even if such amendment would adversely affect the interests of such holders, as shall be necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust and will not be required to register as an “investment company” under the Investment Company Act of 1940 and to ensure that the QUIDS will be treated as indebtedness of the Companies. See “—Voting Rights; Amendment of the Trust Agreement.”

Holders of the QUIPS have no preemptive or similar rights to subscribe for the beneficial or equity interests of the Trust or of any of the Companies.

The Trust may not borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF QUIDS

The QUIDS of each of the Companies are to be issued under its Junior Indenture as supplemented from time to time (as so supplemented, the “HECO Indenture,” the “MECO Indenture” and the “HELCO Indenture,” and, collectively, the “Indentures”), between each such Company and The Bank of New York, as Debenture Trustee. Except in instances where certain elections must be made by all Companies at the direction of HECO under all of the Indentures, and except for the provisions providing for the exchange of Substituted HECO QUIDS for the MECO QUIDS and HELCO QUIDS and as otherwise described below, the provisions of the Indentures are substantially similar. The following is a summary of certain of the terms and provisions of the QUIDS and the Indentures. This summary is not a complete description of all the terms and provisions of the QUIDS and the Indentures. For more information, we refer you to the forms of Indentures, which have been filed as exhibits to the registration statement of which this prospectus forms a part. Unless the context otherwise requires, the term QUIDS includes the Substituted HECO QUIDS.

General

Concurrently with the issuance of the QUIPS, the Trust will purchase the QUIDS with the proceeds from the sale of the QUIPS and the Common Securities. The QUIDS will bear interest at the annual rate of     % of the principal amount thereof from the date of original issuance, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an “Interest Payment Date”), commencing March 31, 2004, to the person in whose name each of the QUIDS is registered, subject to certain exceptions, at the close of business on the Business Day before such Interest Payment Date, provided that if the QUIDS are issued in certificated form and not held by the Trust, the record date for payment of interest will be the date (whether or not a Business Day) that is 15 days prior to the relevant Interest Payment Date (the “Regular Record Date”). It is anticipated that, until the liquidation, if any, of the Trust, the QUIDS will be held in the name of the Property Trustee in trust for the benefit of the holders of the QUIPS. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months, except for any period shorter than a calendar month, in which case such amount will be computed on the basis of the actual number of days elapsed. If any date on which interest is payable on the QUIDS is not a Business Day, payment of the interest payable on such date will be made either (a) on the next day that is a Business Day (and without any interest or other payment in respect of any such delay), or (b) if such next Business Day is in the next calendar year, on the immediately preceding Business Day (without any reduction of interest or other payments in respect of such early payment), in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of     % thereof, compounded quarterly. The term “interest” as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

The QUIDS will be issued by each of the Companies under the applicable Indenture. The QUIDS will mature on January     , 2034, which maturity may be shortened or extended at any time at the election of HECO (which election shall apply to the MECO QUIDS and the HELCO QUIDS, as well as the HECO QUIDS and, if issued, all of the Substituted HECO QUIDS) for one or more periods, but in no event to a date earlier than January     , 2009 or to a date later than January     , 2053, provided that at the time such election is made and at the time of any such shortening or extension (i) none of the Companies is in bankruptcy, otherwise insolvent or in liquidation, (ii) none of the Companies is in default in the payment of any interest or principal on the QUIDS, (iii) the Trust is not in arrears on payments of Distributions on the QUIPS and no deferred Distributions are accumulated and (iv) the QUIPS, or if the Distributable HECO QUIDS have been distributed to the holders of the QUIPS, the

Distributable HECO QUIDS, are rated not less than BBB- by Standard & Poor’s or Baa3 by Moody’s Investors Service, Inc., or the equivalent by any other nationally recognized statistical rating organization.

The QUIDS of each Company will be unsecured and will be junior to all Senior Indebtedness of the respective issuing Company and will rank equally with any other series of junior subordinated deferrable interest debentures issued by that Company, including (until their respective planned redemptions as described under “Use of Proceeds”) the two series of junior subordinated deferrable interest debentures, each in an aggregate principal amount of $50 million, issued by the Companies in 1997 and 1998. Since HECO receives dividends and interest payments from MECO and HELCO, and since certain of the operating assets of the Companies are owned by MECO and HELCO, the HECO QUIDS will also be effectively subordinated to all existing and future liabilities of MECO and HELCO. The Indentures do not limit the incurrence or issuance of other secured or unsecured debt of the applicable Company, whether thereunder or under any existing or other indenture that such Company may enter into in the future or otherwise. See “—Subordination.”

Additional Sums

If the Trust is required to pay any additional taxes, duties or other governmental charges, each of the Companies will pay as Additional Sums on its respective QUIDS its proportionate share of such amounts as shall be required so that the Distributions payable by the Trust shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

Denominations, Registration and Transfer

The QUIDS will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. QUIDS will be exchangeable for other QUIDS issued by the same Company, of any authorized denominations, of a like aggregate principal amount, having the same date of original issuance and Stated Maturity and bearing the same interest rate.

QUIDS may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate securities registrar or at the office of any transfer agent designated by the respective Companies for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Each of the Companies will appoint the Debenture Trustee as the initial securities registrar and transfer agent under the applicable Indenture. Each of the Companies may at any time rescind the designation of any such securities registrar or transfer agent or approve a change in the location through which any such securities registrar or transfer agent acts, provided that such Company maintains a transfer agent in each place of payment for such QUIDS. Each of the Companies may at any time designate additional transfer agents with respect to its respective QUIDS.

In the event of any redemption, neither any of the Companies nor the securities registrar shall be required to (i) issue, register the transfer of or exchange the respective QUIDS of such Company during a period beginning at the opening of business 15 days before the day of mailing of notice of redemption of any QUIDS and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any QUIDS so selected for redemption, except, in the case of any QUIDS being redeemed in part, any portion thereof not to be redeemed.

Payment and Paying Agents

During the period that QUIDS are not held by a depository or the Trust, payment of principal of and any interest on QUIDS at Stated Maturity or earlier redemption will be made at the office of the

Debenture Trustee in The City of New York, or at the office of such Paying Agent or Paying Agents as the Companies may designate from time to time, upon surrender of the QUIDS. During such period, at the option of the Companies, payment of any interest other than at Stated Maturity or earlier redemption shall be made (i) by check mailed to the address of the person entitled thereto as such address shall appear in the securities register or (ii) by transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the Regular Record Date; provided, however, that such payment, at the written request of a holder of at least $10,000,000 aggregate principal amount of QUIDS, will be payable by wire transfer in immediately available funds pursuant to the terms of the Indentures. Payment of any such interest on QUIDS will be made to the person in whose name such QUIDS is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest. The Companies may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Companies will at all times be required to maintain a Paying Agent in each place of payment for the QUIDS.

Any moneys deposited with the Debenture Trustee or any Paying Agent, or then held by HECO in trust, for the payment of the principal of or interest on any QUIDS and remaining unclaimed for two years after such principal or interest has become due and payable shall, at the request of HECO, be repaid to HECO and the holder of such QUIDS shall thereafter look, as a general unsecured creditor, only to HECO for payment thereof and all liability of the Debenture Trustee or any Paying Agent with respect to such moneys shall thereupon cease.

Redemption

The QUIDS are redeemable prior to maturity (i) at the option of each of the respective Companies on or after January     , 2009, in whole at any time or in part from time to time, at the QUIDS Redemption Price or (ii) at the option of HECO on behalf of the Companies at any time in whole (but not in part), upon the occurrence and continuation of a Special Event, at the QUIDS Redemption Price. QUIDS will not be subject to any sinking fund. QUIDS in denominations larger than $25 may be redeemed in part but only in integral multiples of $25.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of QUIDS to be redeemed at its registered address. Any notice of redemption of QUIDS may state that such redemption shall be conditional upon the receipt by the Debenture Trustee not later than the close of business on the Business Day next preceding the Redemption Date of moneys sufficient to pay in full the QUIDS Redemption Price of such QUIDS. If the redemption notice states that it is conditional and such moneys shall not be so received by the close of business on the Business Day next preceding the Redemption Date, such notice of redemption shall be of no force and effect, such QUIDS shall not be redeemed and the Debenture Trustee shall give notice to the registered owners of the QUIDS, in the manner in which the notice of redemption was given, that such moneys were not so received and that such redemption did not occur. In such event, the Debenture Trustee shall promptly return QUIDS which it has received to the registered owners thereof. Unless there is a default in payment of the QUIDS Redemption Price, on and after the Redemption Date, interest ceases to accrue on such QUIDS or portions thereof called for redemption.

Option to Extend Interest Payment Period

So long as no Event of Default under its Indenture has occurred and is continuing, each Company has the right under the applicable Indenture to defer the payment of interest at any time or from time to time for a period (including any extensions thereof) not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the QUIDS. At the end of such Extension Period, the deferring Company must pay all interest then

accrued and unpaid (together with interest thereon at the annual rate of     %, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and beneficial owners of QUIDS (or beneficial owners of QUIPS) will be required to accrue interest income for United States federal income tax purposes. See “Description of QUIPS—Distributions” and “Certain United States Federal Income Tax Consequences—Stated Interest and Original Issue Discount.”

During an Extension Period, each deferring Company (and, if such deferring Company is MECO or HELCO, HECO) will not be permitted, either directly or indirectly through a subsidiary, subject to certain exceptions, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank equally with or junior to the QUIDS so deferred, as described under “—Certain Covenants.”

Certain Covenants

Each of the Companies (and, in the case of clause (C) below, if such Company is MECO or HELCO, HECO) will covenant that it will not, either directly or indirectly through a subsidiary, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of such Company’s capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including other junior subordinated deferrable interest debentures of such Company) that rank equally with or junior in interest to its QUIDS or (iii) make any guarantee payments with respect to any guarantee issued by such Company if such guarantee ranks equally with or junior in interest to its QUIDS (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, its common stock and exchanges or conversions of common stock of one class for common stock of another class, (b) payments by HECO under the Trust Guarantee (or under any other guarantee by HECO with respect to any securities of its subsidiaries, provided that the proceeds from the issuance of such securities were applied to purchase junior subordinated deferrable interest debentures of the Company or any such subsidiary) and the Subsidiary Guarantees and (c) purchases of its common stock required to prevent the loss or secure the renewal or reinstatement of any government license or franchise held by HECO or any of its subsidiaries) if at such time (A) there shall have occurred any event of which such Company has actual knowledge that (1) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default with respect to its QUIDS and (2) in respect of which such Company shall not have taken reasonable steps to cure, (B) HECO shall be in default with respect to any payment due under the Trust Guarantee, (C) such Company shall have given notice of its election of an Extension Period as provided in the applicable Indenture with respect to its QUIDS and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing or (D) in the case of HECO, there shall have occurred a default under either Subsidiary Guarantee.

HECO will also covenant (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Trust, provided that certain successors which are permitted pursuant to such Indenture may succeed to HECO’s ownership of the Common Securities, (ii) not to voluntarily dissolve, wind-up or liquidate the Trust, except (a) in connection with a distribution of Distributable HECO QUIDS to the holders of the QUIPS in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Modification of Indenture

From time to time any of the Companies and the Debenture Trustee may, without the consent of the holders of the QUIDS of such Company, amend, waive or supplement the applicable Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, such Indenture under the Trust Indenture Act (provided that any such action does not adversely affect the interests of the holders of such QUIDS or the holders of the QUIPS so long as they remain outstanding). Each Indenture contains provisions permitting the applicable Company and the Debenture Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding QUIDS affected thereby, to modify such Indenture in a manner affecting the rights of the holders of such QUIDS; provided that no such modification may, without the consent of the holder of each outstanding QUIDS so affected, (i) change the Stated Maturity of QUIDS, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such change or extension as is contemplated thereby) or (ii) reduce the percentage of principal amount of QUIDS, the holders of which are required to consent to any such modification of such Indenture, provided that so long as any of the QUIPS remain outstanding, no such modification may be made that adversely affects the holders of such QUIPS and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under such Indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation preference of such QUIPS unless and until the principal of the QUIDS and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

In addition, each of the Companies and the Debenture Trustee may execute, without the consent of any holder of QUIDS, any supplemental indenture for the purpose of creating any new series of junior subordinated deferrable interest debentures.

Debenture Events of Default

Each Indenture provides that any one or more of the following events with respect to the QUIDS issued thereunder that has occurred and is continuing constitutes a “Debenture Event of Default” with respect to such QUIDS:

(i) failure for 30 days to pay any interest on such series of such QUIDS, when due (subject to the deferral of any due date in the case of an Extension Period); or

(ii) failure to pay any principal of such QUIDS when due whether at Stated Maturity, upon redemption, upon acceleration or otherwise; or

(iii) failure to observe or perform in any material respect certain other covenants contained in such Indenture for 90 days after written notice to the applicable Company from the Debenture Trustee or the holders of at least 25% in aggregate principal amount of such outstanding QUIDS (provided that such 90-day period shall be automatically extended if corrective action is initiated by the applicable Company within such period and is being diligently pursued); or

(iv) certain events in bankruptcy, insolvency or reorganization of HECO and, if such Indenture is the MECO Indenture or the HELCO Indenture, of MECO or HELCO, respectively.

The holders of a majority in aggregate outstanding principal amount of QUIDS issued under any Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee under such Indenture. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such QUIDS may declare the principal due and payable immediately upon a Debenture Event of Default, and should the Debenture Trustee or such holders of such QUIDS fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the QUIPS shall have such right. If a Debenture Event of Default specified in clause (iv) above occurs, the principal of and interest on the QUIDS shall become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any holder of QUIDS. The holders of a majority in aggregate outstanding principal amount of such QUIDS may annul such declaration and waive the default if the default (other than the non-payment of the principal of such QUIDS which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. However, if (a) the principal of the QUIDS has been declared due and payable by the holders of the QUIPS, no rescission of such acceleration will be effective unless consented to by the holders of a majority in aggregate liquidation preference of the QUIPS and (b) the holders of such QUIDS fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the QUIPS shall have such right.

The holders of a majority in aggregate outstanding principal amount of the QUIDS issued under any Indenture, or the holders of a majority in aggregate liquidation preference of the QUIPS, may, on behalf of all holders, waive any past default under such Indenture, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under such Indenture cannot be modified or amended without the consent of the holder of each of such outstanding QUIDS. Each of the Companies is required to file annually with the Debenture Trustee a certificate as to whether or not such Company is in compliance with all the conditions and covenants applicable to it under such Indenture.

In case a Debenture Event of Default shall occur and be continuing as to QUIDS issued under any Indenture, the Property Trustee will have the right to declare the principal of and the interest on such QUIDS, and any other amounts payable under such Indenture, to be due and payable immediately and to enforce its other rights as a creditor with respect to such QUIDS.

Enforcement of Certain Rights by Holders of QUIPS

If a Debenture Event of Default has occurred and is continuing under any Indenture and such event is attributable to the failure of the respective Company to pay interest or principal on its QUIDS on the date such interest or principal is otherwise payable, a holder of QUIPS may institute a Direct Action for payment after the respective due date specified in such QUIDS. The Indentures may not be amended to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the QUIPS. Notwithstanding any payment made to a holder of QUIPS in connection with a Direct Action, the respective Company shall remain obligated to pay the principal of and interest on the QUIDS held by the Trust or the Property Trustee and shall be subrogated to the rights of the holder of such QUIPS with respect to payments on the QUIPS to the extent of any payments made by such Company to such holder in any Direct Action. The holders of QUIPS will not be able to exercise directly any other remedy available to the holders of the QUIDS.

The holders of the QUIPS will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the QUIDS unless the Property Trustee or the Debenture Trustee, acting for the benefit of the Property Trustee, fails to do so for 60 days. In such event, the holders of at least 25% in aggregate liquidation preference of the outstanding QUIPS will have the right to institute proceedings.

Consolidation, Merger, Sale of Assets and Other Transactions

Each Indenture provides that the applicable Company shall not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any entity, and no entity shall consolidate with or merge into such Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety (either in one transaction or in a series of transactions) to such Company, unless (i) if Company consolidates with or merges into another entity, or conveys, transfers or leases its properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and the successor entity expressly assumes the Company’s obligations on the QUIDS issued under such Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) such transaction is permitted under the Trust Agreement or the Trust Guarantee and does not give rise to any breach or violation of the Trust Agreement or the Trust Guarantee, and (iv) certain other conditions specified in such Indenture are met.

The provisions of the Indentures do not afford holders of the QUIDS protection in the event of a highly leveraged or other transaction involving the Companies, or in the event of a change in control thereof, that may adversely affect holders of the QUIDS.

Satisfaction and Discharge

Each Indenture provides that when, among other things, all QUIDS of a particular series issued thereunder not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the applicable Company deposits or causes to be deposited with the Debenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the QUIDS are payable sufficient to pay and discharge the entire indebtedness on such QUIDS not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then such Indenture will cease to be of further effect (except as to such Company’s obligations to pay all other sums due pursuant to such Indenture and to provide certain officers’ certificates and opinions of counsel), and such Company will be deemed to have satisfied and discharged such Indenture.

Distribution of QUIDS; Exchange of Substituted HECO QUIDS for MECO and HELCO QUIDS

If HECO elects in its sole discretion to dissolve the Trust, subject to obtaining prior approval from the PUC, Distributable HECO QUIDS may be distributed to the holders of the QUIPS in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. If distributed to holders of QUIPS in liquidation, such QUIDS will initially be issued in the form of one or more global securities (“Global QUIDS”) and DTC, or any successor depository for the QUIPS, will act as depository for such QUIDS. It is anticipated that the depository arrangements for such QUIDS would be substantially identical to those in effect for the QUIPS. If such QUIDS are distributed to the holders of QUIPS upon the liquidation of the Trust, HECO will use its best efforts to list the Distributable HECO QUIDS on the New York Stock Exchange or such other stock exchanges, if any, on which the QUIPS are then listed. There can be no assurance as to the market price of any such QUIDS that may be distributed to the holders of QUIPS. For a description of DTC and the terms of the depository arrangements, see “Description of QUIPS—Book-Entry Issuance.”

Global QUIDS shall be exchangeable for QUIDS registered in the names of persons other than DTC or its nominee only if (i) DTC notifies the Companies that it is unwilling or unable to continue as a depository for such Global QUIDS and no successor depository shall have been appointed, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository, (ii) HECO in its sole discretion on behalf of the Companies determines that such Global QUIDS shall be so exchangeable, or (iii) there shall have occurred and be continuing a Debenture Event of Default with respect to such Global QUIDS. Any Global QUIDS that are exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global QUIDS. In the event that QUIDS are issued in definitive form, such QUIDS will be in denominations of $25 and integral multiples thereof.

In order to effect a distribution of Distributable HECO QUIDS to holders of the QUIPS in liquidation of the Trust, HECO will issue to the Trust Substituted HECO QUIDS in exchange for the MECO QUIDS and the HELCO QUIDS in the aggregate principal amount of such MECO QUIDS and HELCO QUIDS, and the Substituted HECO QUIDS, along with the HECO QUIDS, will thereupon be distributed to the holders of the QUIPS. Thereafter, the MECO QUIDS and HELCO QUIDS shall be held by HECO as the record holder thereof, and the Subsidiary Guarantees will be released and discharged.

Subordination

In each Indenture, the applicable Company has covenanted and agreed that any QUIDS issued thereunder will be subordinate and junior to all Senior Indebtedness of such Company to the extent provided in such Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of such Company, the holders of Senior Indebtedness of each such Company will first be entitled to receive payment in full of principal of and interest, if any, on such Senior Indebtedness before the Property Trustee, on behalf of the holders of the QUIPS (or, in the case of Distributable HECO QUIDS distributed to the holders of the QUIPS, such holders), will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the QUIDS.

In the event of the acceleration of the maturity of any QUIDS of any of the Companies, the holders of all Senior Indebtedness of such Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of such QUIDS will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on such QUIDS.

No payments on account of principal or interest, if any, in respect of the QUIDS of any of the Companies may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness of such Company, or an event of default with respect to any such Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

“Indebtedness” means with respect to any person, whether recourse is to all or a portion of the assets of such person and whether or not contingent, (i) every obligation of such person for money borrowed; (ii) every obligation of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person; (iv) every obligation of such person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such person; and (vi) every obligation of the type referred to in clauses (i) through (v) above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

“Senior Indebtedness” means with respect to any of the Companies the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Company whether or not such claim for post-petition interest is allowed in such proceeding), on Indebtedness, whether incurred on or prior to the date of the Indenture of such Company or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the QUIDS or to other Indebtedness which is equal with, or subordinated to, the QUIDS; provided, however, that Senior Indebtedness shall not be deemed to include (i) any Indebtedness of such Company which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to such Company, (ii) any Indebtedness of such Company to any of its subsidiaries, (iii) Indebtedness to any employee of such Company, (iv) any liability for taxes, and (v) Indebtedness or monetary obligations to trade creditors or assumed by such Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services.

Certain of the operating assets of HECO and its consolidated subsidiaries are owned by MECO and HELCO. In addition, HECO receives interest and dividends from its subsidiaries. Accordingly, the HECO QUIDS and the Substituted HECO QUIDS will be effectively subordinated to all existing and future liabilities of HECO’s subsidiaries. Holders of Distributable HECO QUIDS should look only to the assets of HECO for payments of principal and interest thereon.

The Indentures place no limitation on the amount of additional Senior Indebtedness that may be incurred by any of the Companies. The electric public utility business is capital intensive, and the Companies anticipate that from time to time they will incur substantial additional indebtedness constituting Senior Indebtedness.

Governing Law

The Indenture and the QUIDS will be governed by, and construed in accordance with, the internal laws of the State of New York.

Information Concerning the Debenture Trustee

The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of QUIDS, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF TRUST GUARANTEE

The Trust Guarantee will be executed and delivered by HECO upon the issuance by the Trust of its QUIPS for the benefit of the holders of the QUIPS. The Bank of New York will act as the Trust Guarantee Trustee under the Trust Guarantee for purposes of compliance with the Trust Indenture Act of 1939 and the Trust Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The following is a summary of certain of the terms and provisions of the Trust Guarantee. This summary is not a complete description of all of the terms and provisions of the Trust Guarantee. For more information, we refer you to the form of the Trust Guarantee, which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The Trust Guarantee Trustee will hold the Trust Guarantee for the benefit of the holders of the QUIPS.

General

HECO will irrevocably agree to pay in full, on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the QUIPS, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert, other than the defense of payment. The following payments with respect to the QUIPS, to the extent not paid by or on behalf of the Trust (the “Guarantee Payments”), will be subject to the Trust Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such QUIPS, to the extent that the Trust has funds on hand available at such time, (ii) the QUIPS Redemption Price with respect to any QUIPS called for redemption, to the extent the Trust has funds on hand available at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Distributable HECO QUIDS are distributed to holders of QUIPS), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of the Trust remaining available for distribution to holders of QUIPS. HECO’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by HECO to the holders of the QUIPS or by causing the Trust to pay such amounts to such holders.

The Trust Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust’s obligations under the QUIPS, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection.

If any of the Companies do not make interest payments on the QUIDS held by the Trust, the Trust will not be able to pay Distributions on the QUIPS and will not have funds legally available to make these payments. The Trust Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of HECO. See “—Status of the Trust Guarantee.” Certain of the operating assets of HECO and its consolidated subsidiaries are owned by MECO and HELCO. In addition, HECO receives interest and dividends from its subsidiaries. Accordingly, HECO’s obligations under the Trust Guarantee will be effectively subordinated to all existing and future liabilities of HECO’s subsidiaries, and claimants should look only to the assets of HECO for payments thereunder.

Status of the Trust Guarantee

The Trust Guarantee will constitute an unsecured obligation of HECO and will rank junior in right of payment to all Senior Indebtedness of HECO.

The Trust Guarantee will rank equally with the guarantees issued with respect to trust preferred securities issued by HECO Capital Trust I and HECO Capital Trust II in 1997 and 1998, respectively, until such trust preferred securities are redeemed as described under “Use of Proceeds,” and all similar guarantees issued by HECO in the future. The Trust Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against any other person or entity). The Trust Guarantee will be held for the benefit of the holders of the QUIPS. The Trust Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the QUIPS of the Distributable HECO QUIDS. The Trust Guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred or issued by any of the Companies. The electric public utility business is capital intensive and for this and other reasons the Companies anticipate that from time to time they will incur substantial additional indebtedness constituting Senior Indebtedness.

Amendments and Assignment

Except with respect to any changes which do not materially adversely affect the rights of holders of the QUIPS (in which case no vote will be required), the Trust Guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation preference of the outstanding QUIPS. The manner of obtaining any such approval will be as set forth under “Description of QUIPS—Voting Rights; Amendment of the Trust Agreement.” All guarantees and agreements contained in the Trust Guarantee shall bind the successors, assigns, receivers, trustees and representatives of HECO and shall inure to the benefit of the holders of the related QUIPS then outstanding.

Events of Default

An event of default under the Trust Guarantee will occur upon the failure of HECO to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation preference of the QUIPS have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Guarantee Trustee under the Trust Guarantee.

Any holder of the QUIPS may institute a legal proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against the Trust, the Trust Guarantee Trustee or any other person or entity.

HECO, as guarantor, is required to file annually with the Trust Guarantee Trustee a certificate as to whether or not HECO is in compliance with all the conditions and covenants applicable to it under the Trust Guarantee.

Information Concerning the Guarantee Trustee

The Trust Guarantee Trustee, other than during the occurrence and continuance of a default by HECO in performance of the Trust Guarantee, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, after a default with respect to the Trust Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trust Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Trust Guarantee at the request of any holder of any QUIPS unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Trust Guarantee

The Trust Guarantee will terminate and be of no further force and effect upon full payment of the QUIPS Redemption Price, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of the Distributable HECO QUIDS to the holders of the QUIPS. The Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any Holder of QUIPS must restore payment of any sums paid under such QUIPS or the Trust Guarantee.

Governing Law

The Trust Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF SUBSIDIARY GUARANTEES AND EXPENSE AGREEMENT

The Subsidiary Guarantees of HECO will be included in the respective Indentures of MECO and HELCO. Each of the Companies will also execute and deliver the Expense Agreement. The following is a summary of certain of the terms and provisions of the Subsidiary Guarantees and the Expense Agreement. The summary is not a complete description of all of the terms and provisions of the Subsidiary Guarantees and the Expense Agreement. For more information, we refer you to the applicable portions of the forms of the subsidiary Junior Indenture and the Expense Agreement, each of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The Subsidiary Guarantees

The MECO Indenture and the HELCO Indenture will each include a full, unconditional and irrevocable HECO guarantee, on a subordinated basis, of all payments in respect of the MECO QUIDS and the HELCO QUIDS. The Subsidiary Guarantees do not require HECO to pay any interest payments deferred by MECO or HELCO during a valid Extension Period. The Subsidiary Guarantees will be enforceable regardless of any defense, right of set-off or counterclaim that HECO may have or assert.

HECO’s obligations under the Subsidiary Guarantees will constitute unsecured obligations of HECO and will rank junior to all other existing and future liabilities of HECO and will rank equally with any guarantee now or hereafter entered into by HECO in respect of any securities similar to the MECO QUIDS and HELCO QUIDS issued by any subsidiary of HECO. Accordingly, the rights of the holders of MECO QUIDS and HELCO QUIDS to receive payments under the Subsidiary Guarantees will be subject to the rights of the holders of any obligations that are senior in priority to the obligations under the Subsidiary Guarantees. Furthermore, the holders of HECO obligations that rank senior to the obligations under the Subsidiary Guarantees (including, but not limited to, obligations constituting Senior Indebtedness of HECO) will be entitled to the same rights upon payment default or dissolution, liquidation and reorganization in respect of the Subsidiary Guarantees that inure to the holders of Senior Indebtedness of HECO as against the holders of HECO QUIDS. The terms of the MECO QUIDS and HELCO QUIDS provide that each holder, by acceptance thereof, agrees to the subordination provisions and other terms of the Subsidiary Guarantees.

Each of the Subsidiary Guarantees will terminate and be of no further force or effect upon payment in full of the QUIDS Redemption Price of the MECO QUIDS and the HELCO QUIDS, respectively, upon payment in full of the QUIPS Redemption Price or upon payment in full of the amounts payable upon liquidation of the Trust or upon distribution of the Distributable HECO QUIDS to the holders of the QUIPS; provided, however, that each of the Subsidiary Guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of QUIPS or Distributable HECO QUIDS must restore payment of any sums paid under the QUIPS, the Distributable HECO QUIDS or the applicable Subsidiary Guarantee.

The Expense Agreement

In the Expense Agreement that will be entered into by each of the Companies, the Companies will agree to provide funds to the Trust as needed to pay to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of any QUIPS the amounts due such holders pursuant to the terms of the QUIPS. Each Company will be obligated to contribute its share of any such payments pro rata based on the aggregate principal amount of its respective QUIDS, and HECO will fully, irrevocably and unconditionally agree to pay the amounts owed by MECO and HELCO under the Expense Agreement if either or both of them fail to make such payments when due.

RELATIONSHIP AMONG THE QUIPS, THE QUIDS AND THE GUARANTEES

Full and Unconditional Guarantee

Taken together, HECO’s obligations under the HECO QUIDS, the HECO Indenture, the Subsidiary Guarantees, the Trust Agreement, the Expense Agreement and the Trust Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the QUIPS. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under the QUIPS. Payments of Distributions and other amounts due on the QUIPS (to the extent the Trust has funds available for the payment of such Distributions and other amounts) are irrevocably guaranteed by HECO as and to the extent set forth under “Description of Trust Guarantee.” If and to the extent that HECO does not make payments on the HECO QUIDS, or if MECO or HELCO does not make payments on the MECO QUIDS or the HELCO QUIDS, as the case may be, and HECO does not make payments under the Subsidiary Guarantees, the Trust will not have sufficient funds to pay Distributions or other amounts due on the QUIPS. The Trust Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of QUIPS may institute a Direct Action against any of the Companies which has failed to make payment, and against HECO on its Subsidiary Guarantees if MECO or HELCO has failed to make payment, to enforce payment of such Distributions to such holder after the respective due dates. The obligations of HECO under the HECO QUIDS, the Trust Guarantee and the Expense Agreement are subordinate and junior to all Senior Indebtedness of HECO and the obligations of HECO under the Subsidiary Guarantees are subordinate and junior to all existing and future liabilities of HECO (including Senior Indebtedness).

Sufficiency of Payments

As long as payments of interest and other payments are made when due on the QUIDS, such payments will be sufficient to cover Distributions and other payments to be made on the QUIPS, primarily because (i) the aggregate principal amount of the QUIDS will be equal to the sum of the aggregate stated liquidation preference of the QUIPS and the Common Securities; (ii) the interest rate and interest and other payment dates on the QUIDS will match the Distribution rate and Distribution and other payment dates for the QUIPS; (iii) the Companies shall pay under the Expense Agreement for all and any costs, expenses and liabilities of the Trust except the Trust’s obligations to holders of the QUIPS under the QUIPS; and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Enforcement Rights of Holders of QUIPS

A holder of any QUIPS may institute a legal proceeding directly against HECO to enforce its rights under the Trust Guarantee without first instituting a legal proceeding against the Trust Guarantee Trustee, the Trust or any other person or entity. See “Description of QUIPS—Enforcement of Certain Rights by Holders of QUIPS” for a description of the enforcement rights of holders of QUIPS under the Trust Agreement.

A default or event of default under any Senior Indebtedness of any of the Companies will not constitute a default or Event of Default under the Indenture of such Company. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of such Company, the subordination provisions of each Indenture provide that no payments may be made in respect of the QUIDS issued thereunder until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any such QUIDS would constitute an Event of Default under such Indenture.

Limited Purpose of Trust

The QUIPS evidence preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing the QUIPS and the Common Securities and investing the proceeds thereof in QUIDS. A principal difference between the rights of a holder of QUIPS and a holder of QUIDS is that a holder of QUIDS is entitled to receive from the applicable Company (or from HECO under the Subsidiary Guarantees) the principal amount of and interest accrued on QUIDS held, while a holder of QUIPS is entitled to receive Distributions from the Trust (or from HECO under the Trust Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

Rights Upon Dissolution

Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust not involving a distribution of the Distributable HECO QUIDS, the holders of the QUIPS will be entitled to receive, out of assets held by the Trust after satisfaction of creditors of the Trust as provided by applicable law, the Liquidation Distribution in cash. See “Description of QUIPS—Liquidation Value; Liquidation Distribution Upon Dissolution.” Upon any voluntary or involuntary liquidation or bankruptcy of any of the Companies, the Property Trustee, as holder of the QUIDS of such Company, would be a subordinated creditor of such Company, subordinated in right of payment to all Senior Indebtedness of such Company, but entitled to receive payment in full of principal and interest before any stockholders of such Company receive payments or distributions. Since HECO is the guarantor under the Trust Guarantee and the Subsidiary Guarantees and is obligated (either directly or as guarantor) under the Expense Agreement to pay for all costs, expenses and liabilities of the Trust (other than the Trust’s obligations to the holders of the QUIPS), the positions of a holder of QUIPS and a holder of QUIDS relative to other creditors and to stockholders of HECO in the event of liquidation or bankruptcy of HECO would be substantially the same.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of QUIPS. This summary only addresses the tax consequences to a holder that acquires QUIPS on their original issue date at their original offering price, that holds the QUIPS as a capital asset for tax purposes and, except as otherwise expressly provided, that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions (a “United States Person”).

This summary does not address all tax consequences that may be applicable to a United States Person that is a beneficial owner of QUIPS (a “U.S. Holder”), nor does it address the tax consequences to (i) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, dealers in securities or currencies and traders in securities that elect to use a mark-to-mark method of accounting, (ii) persons that will hold QUIPS as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons whose functional currency is not the United States dollar.

The statements of law and legal conclusions set forth in this summary constitute the opinion of Goodsill Anderson Quinn & Stifel LLP, counsel to the Companies and the Trust (“Tax Counsel”), which opinion is not binding on the Internal Revenue Service or the courts. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations, Internal Revenue Service rulings and pronouncements and court decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of QUIPS. If such a change occurs and constitutes a Tax Event, HECO will be permitted to cause a redemption of the QUIPS. The authorities on which this summary is based are subject to various interpretations and no rulings have been or will be sought from the Internal Revenue Service with respect to any of the tax matters discussed in this prospectus. It is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of QUIPS may differ from the treatment described below.

Please consult your own tax advisor as to the consequences of the purchase, ownership and disposition of QUIPS in light of your own particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

Classification of the Trust

Tax Counsel is of the opinion that, under current law and assuming compliance with the terms of the Trust Agreement and certain other documents, the Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of QUIPS will be treated as owning an undivided beneficial interest in the QUIDS. Accordingly, each U.S. Holder will be required to include in its gross income its pro rata share of any interest or original issue discount (“OID”) paid or accrued with respect to the QUIDS whether or not the Trust actually distributes cash to holders. See “—Stated Interest and Original Issue Discount.”

Stated Interest and Original Issue Discount

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid is ignored when determining whether a debt instrument is issued with OID. Under each of the Indentures, the applicable Company has the right to defer the payment of interest on its QUIDS at any time or from time to time for a period (including any extensions thereof) not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of such QUIDS. Each of the Companies believes that the likelihood of it exercising its option to defer payments of interest is remote because exercising the option would, among other things, prevent such Company (and HECO, if the deferring Company is MECO or HELCO) from declaring dividends on its capital stock. Accordingly, Tax Counsel is of the opinion that the QUIDS should not be considered to be issued with OID at the time of their original issuance.

Under the regulations, if any Company elects an Extension Period, such Company’s QUIDS would at that time be treated as having been retired and reissued with OID. Consequently, U.S. Holders (even if they used the cash method of accounting for United States federal income tax purposes) would be required to include OID in income on an economic accrual basis with respect to such QUIDS during such Extension Period and thereafter for as long as such QUIDS remain outstanding. In such event, all of a U.S. Holder’s taxable interest income with respect to those QUIDS would be accounted for as OID on an economic accrual basis regardless of such holder’s method of tax accounting, and actual distributions of stated interest on those QUIDS would not be reported as taxable income. Consequently, a U.S. Holder would be required to include OID in gross income even though the Company would not make any actual cash payments on its QUIDS during the Extension Period. The amount of OID that would accrue in any quarterly period would approximately equal the amount of interest that accrues in that quarterly period at the stated interest rate. Stated interest on the QUIDS of any of the Companies with respect to which such Company had not exercised its right to defer payments of interest would continue to be taxable to a U.S. Holder at the time it was paid or accrued in accordance with such U.S. Holder’s method of accounting for United States federal income tax purposes.

Because income on the QUIDS will constitute interest or OID, corporate U.S. Holders will not be entitled to dividends-received deductions with respect to any income taken into account with respect to the QUIPS. Moreover, the preferential tax rates applicable to corporate dividends will not apply to such interest or OID.

Distribution of QUIDS to Holders of QUIPS

Tax Counsel is of the opinion that, under current United States federal income tax law, the exchange of the MECO QUIDS and the HELCO QUIDS for the Substituted HECO QUIDS would likely be treated as a taxable exchange for United States federal income tax purposes with respect to a U.S. Holder’s pro rata share of MECO QUIDS and HELCO QUIDS. As a result, each U.S. Holder would recognize gain or loss in an amount equal to the difference between (i) the fair market value of such U.S. Holder’s pro rata share of the Substituted HECO QUIDS received by the Trust in exchange for MECO QUIDS and HELCO QUIDS prior to such distribution and (ii) such U.S. Holder’s adjusted tax basis in its pro rata share of MECO QUIDS and HELCO QUIDS exchanged therefor. Tax Counsel is of the further opinion that, under current United States federal income tax law, the exchange would not be a taxable exchange with respect to a U.S. Holder’s pro rata share of HECO QUIDS and such U.S. Holder would not recognize any gain or loss with respect thereto. See “Description of QUIPS—Redemption or Exchange—Special Event Redemption or Distribution of QUIDS” and “Description of QUIDS—Distribution of QUIDS; Exchange of Substituted HECO QUIDS for MECO and HELCO QUIDS.”

Upon the distribution of the Distributable HECO QUIDS to the holders, each holder would receive directly its pro rata share thereof previously held indirectly through the Trust and, with respect to such holder’s pro rata share of HECO QUIDS (but not Substituted HECO QUIDS), would have a holding period and aggregate adjusted tax basis equal to the holding period and aggregate adjusted tax basis such holder had in its pro rata share of HECO QUIDS before such distribution. Tax Counsel is of the opinion that, under current United States federal income tax law, the distribution of the Distributable HECO QUIDS upon the dissolution of the Trust would not be a taxable exchange to holders of the QUIPS. If, however, the Trust were characterized for United States federal income tax purposes as an association taxable as a corporation at the time of dissolution, or if there were a change in law or legal interpretation, or upon the occurrence of certain other circumstances, the distribution of the Distributable HECO QUIDS could be a taxable exchange to holders of the QUIPS. See “Description of QUIPS—Redemption or Exchange—Special Event Redemption or Distribution of QUIDS” and “Description of QUIDS—Distribution of QUIDS; Exchange of Substituted HECO QUIDS for MECO and HELCO QUIDS.”

Tax Counsel is of the opinion that, following such a distribution, a U.S. Holder would generally include in gross income interest in respect of the Distributable HECO QUIDS received in the manner described under “Stated Interest and Original Issue Discount,” except that the Substituted HECO QUIDS may be treated as having been issued either with OID or at a premium, depending on their fair market value at the time of the exchange and the U.S. Holder’s tax basis in the QUIPS at the time of the exchange. Issuance of the Distributable HECO QUIDS with OID or at a premium could significantly change the amounts of interest income included in gross income by a U.S. Holder in taxable years following the distribution, as well as the amount of any gain or loss recognized by a U.S. Holder upon a subsequent disposition of Distributable HECO QUIDS. It is not possible to predict the precise tax consequences to a U.S. Holder in this regard, and U.S. Holders should consult their own tax advisors as to such consequences. However, if the Substituted HECO QUIDS are treated as having been issued with OID, U.S. Holders (even if they use the cash method of accounting for United States federal income tax purposes) will be required to include OID in income on an economic accrual basis with respect to such Substituted HECO QUIDS.

Sales or Redemption of QUIPS

Gain or loss will be recognized by a U.S. Holder on a sale of QUIPS (including a redemption for cash) in an amount equal to the difference between the amount realized (which, for this purpose, will exclude amounts attributable to accrued interest not previously included in income) and the U.S. Holder’s adjusted tax basis in the QUIPS sold or redeemed. The tax basis of a holder in its QUIPS would be increased by any OID included in income and decreased by any payments of interest that had been deferred. Gain or loss recognized by a U.S. Holder on QUIPS held for more than one year will generally be taxable as long-term capital gain or loss. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at a maximum rate of 15%.

The QUIPS may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying QUIDS. A U.S. Holder that disposes of its QUIPS between record dates for payments of Distributions will nevertheless be required to include in income as ordinary income accrued OID and, in the case of an accrual method taxpayer, accrued but unpaid interest on the QUIDS through the date of disposition. Such U.S. Holder will recognize a capital loss on the disposition of its QUIPS to the extent the selling price (which may not fully reflect the value of accrued but unpaid interest) is less than the U.S. Holder’s adjusted tax basis in the QUIPS (which will reflect any accrued OID). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

United States Alien Holders

For purposes of this discussion, a “United States Alien Holder” is a beneficial owner of QUIPS that is not a United States Person. Under present United States federal income tax laws: (i) payments by the Trust or any of its paying agents to any holder of QUIPS that is a United States Alien Holder will not be subject to United States federal income or withholding tax, provided (a) the beneficial owner of the QUIPS does not actually or constructively own 10 percent or more of the total combined voting power of all classes of stock of HECO entitled to vote, (b) the beneficial owner of the QUIPS is not a controlled foreign corporation that is related to HECO through stock ownership, and (c) either (A) the beneficial owner of the QUIPS certifies to the issuer or its agent, under penalty of perjury, that it is not a United States Person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and holds the QUIPS in such capacity, certifies to the issuer or its agent, under penalty of perjury, that such statement has been received from the beneficial owner by it or by a Financial Institution between it and the beneficial owner and furnishes the Trust or its agent with a copy thereof; and (ii) a United States Alien Holder will generally not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of QUIPS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the United States Alien Holder and the United States Alien Holder is not an individual who has been present in the United States for 183 days or more during the year of the sale or other disposition.

Backup Withholding Tax and Information Reporting

The amount of interest or OID paid or accrued on the QUIPS held of record by United States Persons (other than corporations and other exempt holders) will be reported annually to the Internal Revenue Service. It is anticipated that such interest or OID will be reported to holders on Form 1099INT or Form 1099OID and delivered by January 31 following each calendar year. “Backup” withholding at the applicable statutory rate will apply to payments of interest to non-exempt United States Persons unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

Payment of the proceeds from the disposition of QUIPS to or through the United States office of a broker is subject to information reporting and backup withholding unless the Holder or beneficial owner establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the QUIPS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA prohibits ERISA Plans, and Section 4975 of the Code prohibits other employee benefit plans that are not subject to ERISA but are subject to Section 4975 of the Code, such as individual retirement accounts and Keogh plans (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (together, “Parties in Interest”) with respect to such Plan. A violation of these “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Certain transactions involving the issuer could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the QUIPS were acquired with “plan assets” of such Plan. For example, if HECO is a Party in Interest with respect to an investing Plan (either directly or by reason of its ownership of its subsidiaries), an indirect extension of credit prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code between HECO and the investing Plan may be deemed to occur, unless exemptive relief were available under an applicable administrative exemption (see below).

The Department of Labor (“DOL”) has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the QUIPS, assuming that assets of the Trust were deemed to be “plan assets” of Plans investing in the Issuer. Those class exemptions include PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

Any purchaser or holder of the QUIPS or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan and is not purchasing such securities on behalf of or with “plan assets” of any Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another DOL exemption with respect to such purchase or holding.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries of any Plan purchasing or holding the QUIPS, and each fiduciary for a governmental or church plan subject to rules similar to those imposed on Plans, consult with their legal counsel concerning an investment in the QUIPS and regarding the availability of possible exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another DOL exemption. In addition, each fiduciary for a governmental or church plan subject to rules similar to those imposed on Plans should consult with his or her legal counsel concerning the purchase or holding of the QUIPS under applicable state and/or local law.

UNDERWRITING

The Companies, the Trust and the underwriters for the offering named below have entered into an underwriting agreement with respect to the QUIPS. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from HECO Capital Trust III the number of QUIPS indicated in the following table. Goldman, Sachs & Co. and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters.

Underwriters	Number of QUIPS
Goldman, Sachs & Co.
U.S. Bancorp Piper Jaffray Inc.

Total	4,000,000

Because the Trust will invest the proceeds from the sale of the QUIPS in the QUIDS issued by the Companies, the underwriting agreement provides that the Companies will pay an underwriting commission of $             per QUIPS (or $             for all of the QUIPS) to the underwriters, as compensation.

QUIPS sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any QUIPS sold by the underwriters to securities dealers may be sold at a discount of up to $             per QUIPS from the initial public offering price. Any such securities dealers may resell the QUIPS they purchase from the underwriters to other brokers and dealers at a discount of up to $             per QUIPS from the initial public offering price. If all the QUIPS are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

The Companies and the Trust have agreed with the underwriters to not offer, sell, contract to sell or otherwise dispose of any beneficial interests in the assets of the Trust, or any preferred securities or any other securities of the Trust or the Companies that are substantially similar to the QUIPS (including any guarantee of such securities) or any securities convertible into or exchangeable for or representing the right to receive securities, preferred securities or any such substantially similar securities of either the Trust or the Companies, without the prior written consent of Goldman, Sachs & Co., except for the QUIPS offered in connection with this offering. This restriction will apply during the period beginning from the date of this prospectus and continuing to and including the earlier of (i) the termination of trading restrictions on the QUIPS, as determined by the underwriters, and (ii) 30 days after the closing date.

Prior to this offering, there has been no public market for the QUIPS. An application will be filed to list the QUIPS on the New York Stock Exchange, subject to official notice of issuance, and HECO expects trading in the QUIPS on the New York Stock Exchange to begin within the 30-day period after the initial delivery of the QUIPS. In order to meet one of the requirements for listing the QUIPS, the underwriters will undertake to sell lots of 100 or more to a minimum of 400 beneficial owners.

The representatives of the underwriters have advised HECO that they intend to make a market in the QUIPS prior to the commencement of trading on the New York Stock Exchange. However, the representatives are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the QUIPS.

In connection with the offering, the underwriters may purchase and sell the QUIPS in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater amount of QUIPS than is shown on the cover page of this prospectus. The underwriters may close out any short position by or purchasing QUIPS in the open market to reduce the short position. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the QUIPS while the offering is in progress.

The underwriters also may impose a penalty bid. This may occur when a particular underwriter repays to the underwriters a portion of the underwriting commission because the underwriters have repurchased QUIPS sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the QUIPS. As a result, the price of the QUIPS may be higher than the price that would otherwise prevail in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The Companies estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $            .

The Companies and the Trust have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for HECO and its affiliates, for which they have received or will receive customary fees and commissions.

LEGAL OPINIONS

Certain matters of Delaware law relating to the validity of the QUIPS, the validity of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel to the Companies and the Trust. The validity of the Trust Guarantee, the Subsidiary Guarantees and the QUIDS will be passed upon for the Companies by Goodsill Anderson Quinn & Stifel LLP, Honolulu, Hawaii, and for the underwriters by Pillsbury Winthrop LLP, New York, New York. Certain matters relating to United States federal income tax considerations will be passed upon for the Companies by Goodsill Anderson Quinn & Stifel LLP.

EXPERTS

The consolidated financial statements of HECO and its subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, which consolidated financial statements have been incorporated by reference in HECO’s Annual Report on Form 10-K for the year ended December 31, 2002, have been incorporated by reference herein and in the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

4,000,000 Preferred Securities

HECO Capital Trust III

% Cumulative Quarterly

Income Preferred Securities,

Series 2004 (QUIPSSM)

(Liquidation Preference $25 per QUIPS)

Fully and unconditionally guaranteed,

as set forth herein, by

Hawaiian Electric Company, Inc.

PROSPECTUS

Goldman, Sachs & Co.

U.S. Bancorp Piper Jaffray

Representatives of the Underwriters

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriters’ compensation, are:

Filing Fee for Registration Statement	$8,090
Legal Fees and Expenses*	175,000
Accounting Fees and Expenses*	60,000
Blue Sky Fees and Expenses*	5,000
Printing and Engraving Fees*	65,000
Fees and Expenses of Registrars, Transfer Agents, Paying Agents and Trustees*	15,000
Fees of rating agencies*	100,000
Listing Fees*	45,000
Miscellaneous*	26,910

Total*	$500,000

*	Estimated

Item 15.    Indemnification of Directors and Officers.

The Articles of Incorporation of each of the Companies, as amended, provide that, subject to certain exceptions, the applicable Company shall indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding to which such person is a party or is threatened to be made a party by reason of being or having been a director, officer, employee or agent of such Company, provided that such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of such Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to an action brought by or in the right of the applicable Company, in which such person is adjudged to be liable for negligence or misconduct in the performance of that person’s duty to such Company, indemnification may be made only to the extent deemed fair and reasonable in view of all the circumstances of the case by the court in which the action was brought or any other court having jurisdiction. A similar indemnity in the Restated Articles of Incorporation of Hawaiian Electric Industries, Inc. (“HEI”), HECO’s parent corporation, is extended to persons serving at the request of HEI as a director, officer employee or agent of another enterprise, which could include each of the Companies. The indemnification provisions in the Articles of Incorporation were authorized at the time of their adoption by the applicable provisions of the Hawaii Revised Statutes, and substantially similar authorizing provisions are currently set forth in Section 414-242 of the Hawaii Revised Statutes.

At HEI’s annual meeting of stockholders held on April 18, 1989, the stockholders adopted a proposal authorizing HEI to enter into written indemnity agreements with its officers and directors, including in their capacities as officers and directors of subsidiaries of HEI. Pursuant to such authority, HEI has entered into agreements of indemnity with certain of its officers and directors, some of whom are officers and directors of the Companies. The agreements provide for advancement of expenses and for mandatory indemnification to the fullest extent authorized or permitted by law, which could among other things protect the indemnified officers and directors of such Companies from certain liabilities under the Securities Act of 1933. Indemnification under the agreements may be provided without a prior determination that in officer or director acted in good faith or in the best interests of HEI, and without prior court approval provide for indemnification against expenses (including attorneys’ fees), judgments, fines and settlement amounts in connection with any action by or in the right of HEI.

Under a directors’ and officers’ liability insurance policy, directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

The Trust Agreement of the Trust provides that no Trustee, affiliate of any Trustee, or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Trustee, or any employee or agent of the Trust or its affiliates (each an “Indemnified Person”) shall be liable, responsible or accountable in damages or otherwise to the Trust or any employee or agent of the Trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Trust Agreement or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person’s gross negligence (or, in the case of the Property Trustee, negligence) or willful misconduct with respect to such acts or omissions. The Trust Agreement also provides that, to the fullest extent permitted by applicable law, HECO shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Trust Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence (or, in the case of the Property Trustee, negligence) or willful misconduct with respect to such acts of omissions. The Trust Agreement further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Trust prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by the Trust Agreement.

Item 16.    Exhibits.

1	Form of Underwriting Agreement for offering of QUIPS.*

4(a)	Certificate of Trust of HECO Capital Trust III.*

4(b)	Trust Agreement of HECO Capital Trust III.*

4(c)	Form of Amended and Restated Trust Agreement to be used in connection with the issuance of QUIPS by HECO Capital Trust III.*

4(d)	Form of HECO Junior Indenture with The Bank of New York, as Debenture Trustee, to be used in connection with the issuance of HECO QUIDS.*

4(e)	Form of QUIPS for issuance by HECO Capital Trust III (included in Exhibit 4(c)).*

4(f)	Form of QUIDS for issuance by HECO (included in Exhibit 4(d)).*

4(g)	Form of Trust Guarantee Agreement between The Bank of New York, as Trust Guarantee Trustee, and HECO.*

4(h)

Form of Subsidiary Junior Indenture with The Bank of New York, as Trustee, to be used in connection with issuance of MECO QUIDS and HELCO QUIDS and related Subsidiary Guarantees (including the form of QUIDS for issuance by MECO and HELCO).*

4(i)	Form of Expense Agreement among HECO Capital Trust III, HECO, MECO and HELCO.*

5(a)	Opinion of Goodsill Anderson Quinn & Stifel LLP.*

5(b)	Opinion of Richards, Layton & Finger, P.A.*

5(c)	Opinion of Pillsbury Winthrop LLP.*

8	Tax Opinion of Goodsill Anderson Quinn & Stifel LLP.*

12(a)	Computation of Ratio of Earnings to Fixed Charges.*

12(b)	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.*

23(a)	Consent of KPMG LLP.*

23(b)	Consent of Goodsill Anderson Quinn & Stifel LLP as to validity opinion (included in Exhibit 5(a)).*

23(c)	Consent of Richards, Layton & Finger, P.A. as to validity opinion (included in Exhibit 5(b)).*

23(d)	Consent of Pillsbury Winthrop LLP as to validity opinion (included in Exhibit 5(c)).*

23(e)	Consent of Goodsill Anderson Quinn & Stifel LLP as to opinion re tax matters (included in Exhibit 8).*

24(a)	Power of Attorney for HECO and HECO officers and directors.*

24(b)	Power of Attorney for HECO Capital Trust III (included in Exhibit 4(b)).*

24(c)	Power of Attorney for MECO and MECO officers and directors.*

24(d)	Power of Attorney for HELCO and HELCO officers and directors.*

25(a)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Trust Agreement of HECO Capital Trust III.*

25(b)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trust Guarantee Trustee under the Trust Guarantee Agreement.*

25(c)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Debenture Trustee under the HECO Junior Indenture.*

25(d)

Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Debenture Trustee under the MECO Junior Indenture and with respect to the related HECO Subsidiary Guarantee.*

25(e)

Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Debenture Trustee under the HELCO Junior Indenture and with respect to the related HECO Subsidiary Guarantee.*

*	Filed with this Registration Statement.

Item 17.    Undertakings.

Each of the undersigned registrants hereby undertakes:

(1)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of HECO’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)    To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(3)    That, for the purposes of determining any liability under the Securities Act of 1933:

(i)    The information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(ii)    Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the provisions described under Item 15 above, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the respective registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hawaiian Electric Company, Inc. certifies that it has reasonable grounds to believe that It meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on the 10th day of December, 2003.

HAWAIIAN ELECTRIC COMPANY, INC.

By:	/s/ RICHARD A. VON GNECHTEN
Richard A. von Gnechten
Financial Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities with Hawaiian Electric Company, Inc. and on the dates indicated.

Signatures	Title	Date

T. MICHAEL MAY* T. Michael May	President & Chief Executive Officer and Director (Principal Executive Officer)	December 10, 2003

RICHARD A. VON GNECHTEN* Richard A. von Gnechten	Financial Vice President (Principal Financial Officer)	December 10, 2003

ERNEST T. SHIRAKI* Ernest T. Shiraki	Controller (Chief Accounting Officer)	December 10, 2003

ROBERT F. CLARKE* Robert F. Clarke	Chairman of the Board of Directors	December 10, 2003

SHIRLEY J. DANIEL* Shirley J. Daniel	Director	December 10, 2003

DIANE J. PLOTTS* Diane J. Plotts	Director	December 10, 2003

JAMES K. SCOTT* James K. Scott	Director	December 10, 2003

ANNE M. TAKABUKI* Anne M. Takabuki	Director	December 10, 2003

BARRY K. TANIGUCHI* Barry K. Taniguchi	Director	December 10, 2003

JEFFREY N. WATANABE* Jeffrey N. Watanabe	Director	December 10, 2003

*By /s/ RICHARD A. VON GNECHTEN Richard A. von Gnechten

For himself and as Attorney-In-Fact for the above mentioned officers and directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, HECO Capital Trust III has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawaii, on December 10, 2003.

HECO CAPITAL TRUST III

By:	Hawaiian Electric Company, Inc., as Depositor

By:	/s/ RICHARD A. VON GNECHTEN
Richard A. von Gnechten Financial Vice President

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Maui Electric Company, Limited has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on the 10th day of December, 2003.

MAUI ELECTRIC COMPANY, LIMITED

By:	/s/ RICHARD A. VON GNECHTEN
Richard A. von Gnechten Financial Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities with Maui Electric Company, Limited and on the dates indicated.

Signature	Title	Date

EDWARD L. REINHARDT* Edward L. Reinhardt	President and Director (Principal Executive Officer)	December 10, 2003

RICHARD A. VON GNECHTEN* Richard A. von Gnechten	Financial Vice President (Principal Financial and Chief Accounting Officer)	December 10, 2003

T. MICHAEL MAY* T. Michael May	Chairman of the Board of Directors	December 10, 2003

ROBERT F. CLARKE* Robert F. Clarke	Director	December 10, 2003

*By /s/ RICHARD A. VON GNECHTEN
Richard A. von Gnechten

For himself and as Attorney-In-Fact for the above mentioned officers and directors

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Hawaii Electric Light Company, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, In the City and County of Honolulu, State of Hawaii, on the 10th day of December, 2003.

HAWAII ELECTRIC LIGHT COMPANY, INC.

By:	/s/ RICHARD A. VON GNECHTEN
Richard A. von Gnechten Financial Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities with Hawaii Electric Light Company, Inc. and on the dates indicated.

Signature	Title	Date

WARREN H. W. LEE* Warren H. W. Lee	President and Director (Principal Executive Officer)	December 10, 2003

RICHARD A. VON GNECHTEN* Richard A. von Gnechten	Financial Vice President (Principal Financial and Chief Accounting Officer)	December 10, 2003

T. MICHAEL MAY* T. Michael May	Chairman of the Board of Directors	December 10, 2003

ROBERT F. CLARKE* Robert F. Clarke	Director	December 10, 2003

*By /s/ RICHARD A. VON GNECHTEN
Richard A. von Gnechten

For himself and as Attorney-in-Fact for the above mentioned officers and directors

EXHIBIT INDEX

Exhibit No.	Description
1	Form of Underwriting Agreement for offering of QUIPS.*

4(a)	Certificate of Trust of HECO Capital Trust III.*

4(b)	Trust Agreement of HECO Capital Trust III.*

4(c)	Form of Amended and Restated Trust Agreement to be used in connection with the issuance of QUIPS by HECO Capital Trust III.*

4(d)	Form of HECO Junior Indenture with The Bank of New York, as Debenture Trustee, to be used in connection with the issuance of HECO QUIDS.*

4(e)	Form of QUIPS for issuance by HECO Capital Trust III (included in Exhibit 4(c)).

4(f)	Form of QUIDS for issuance by HECO (included in Exhibit 4(d)).*

4(g)	Form of Trust Guarantee Agreement between The Bank of New York, as Trust Guarantee Trustee, and HECO.*

4(h)

Form of Subsidiary Junior Indenture with The Bank of New York, as Trustee, to be used in connection with issuance of MECO QUIDS and HELCO QUIDS and related Subsidiary Guarantee (including the form of QUIDS for issuance by MECO and HELCO).*

4(i)	Form of Expense Agreement among HECO Capital Trust III, HECO, MECO and HELCO.*

5(a)	Opinion of Goodsill Anderson Quinn & Stifel LLP.*

5(b)	Opinion of Richards, Layton & Finger, P.A.*

5(c)	Opinion of Pillsbury Winthrop LLP.*

8	Tax Opinion of Goodsill Anderson Quinn & Stifel LLP.*

12(a)	Computation of Ratio of Earnings to Fixed Charges.*

12(b)	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.*

23(a)	Consent of KPMG LLP.*

23(b)	Consent of Goodsill Anderson Quinn & Stifel LLP as to validity opinion (included in Exhibit 5(a)).*

23(c)	Consent of Richards, Layton & Finger, P.A. as to validity opinion (included in Exhibit 5(b)).*

23(d)	Consent of Goodsill Anderson Quinn and Stifel as to validity opinion (included in Exhibit 8).*

23(e)	Consent of Goodsill Anderson Quinn & Stifel LLP as to opinion re tax matters (included in Exhibit 8).*

24(a)	Power of Attorney for HECO and HECO officers and directors.*

24(b)	Power of Attorney for HECO Capital Trust III (included in Exhibit 4(b)).*

24(c)	Power of Attorney for MECO and MECO officers and directors.*

24(d)	Power of Attorney for HELCO and HELCO officers and directors.*

25(a)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Trust Agreement of HECO Capital Trust III.*

25(b)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trust Guarantee Trustee under Trust Guarantee Agreement.*

25(c)	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Debenture Trustee under the HECO Junior Indenture.*

25(d)

Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Debenture Trustee under the MECO Junior Indenture and with respect to the related HECO Subsidiary Guarantee.*

25(e)

Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Debenture Trustee under the HELCO Junior Indenture and with respect to the related HECO Subsidiary Guarantee.*

*	Filed with this Registration Statement.